PROSPECTUS SUPPLEMENT                          Filed Pursuant to Rule 424B(b)(2)
(To Prospectus dated November 14, 2005)              Registration No. 333-129243

                                 $30,950,247,612
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                             GLOBAL UNITS, SERIES F

                                   ----------

     We, Morgan Stanley, may offer from time to time global medium-term notes, either alone or as part of a unit. The specific terms of any notes that we offer will be included in a pricing supplement. The notes will have the following general terms:

o    The notes will mature more than nine months from the date of issue.

o The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero. Floating rates will be based on rates specified in the applicable pricing supplement.

o The notes will pay interest, if any, on the dates stated in the applicable pricing supplement.

o    The notes will be either senior or subordinated.

o The applicable pricing supplement will specify whether the notes will be denominated in U.S. dollars or some other currency.

o The notes will be held in global form by The Depository Trust Company, unless the pricing supplement provides otherwise.

The pricing supplement may also specify that the notes will have additional terms, including the following:

o The notes may be optionally or mandatorily exchangeable for securities of an entity that is affiliated or not affiliated with us, for a basket or index of those securities or for the cash value of those securities.

o Payments on the notes may be linked to currency prices, commodity prices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices.

o    The notes may be either callable by us or puttable by you.

Units may include any combination of notes, warrants or purchase contracts. Each warrant will either entitle or require you to purchase or sell, and each purchase contract will require you to purchase or sell, (1) securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above, (2) currencies or (3) commodities. The specific terms of any units we offer will be included in the applicable pricing supplement.

                                   ----------

                Investing in the notes or units involves risks.
              See "Foreign Currency Risks" beginning on page S-5.

                                   ----------

                                 Price to                     Agent's                            Proceeds to
                                  Public                    Commissions                            Company
                                 --------                   -----------                          -----------
Per note or unit..........         100%                    .125% -.750%                       99.875% - 99.250%

Total.....................  $30,950,247,612.69    $38,687,809.52 - 232,126,857.10  $30,911,559,803.17 - 30,718,120,755.59

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc., our wholly-owned subsidiaries, have agreed to use reasonable efforts to solicit offers to purchase these securities as our agents. The agents may also purchase these securities as principal at prices to be agreed upon at the time of sale. The agents may resell any securities they purchase as principal at prevailing market prices, or at other prices, as the agents determine.

Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc. may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

                                   ----------

                                 MORGAN STANLEY
November 14, 2005

                                TABLE OF CONTENTS

                                                         Page
                                                         ----
Prospectus Supplement
Summary...................................................S-3
Foreign Currency Risks....................................S-5
Description of Notes......................................S-7
Description of Units.....................................S-27
The Depositary...........................................S-30
Series F Notes and Series F Units Offered
  on a Global Basis......................................S-31
United States Federal Taxation...........................S-36
Plan of Distribution.....................................S-50
Legal Matters............................................S-52

                                                         Page
                                                         ----
Prospectus
Summary....................................................3
Where You Can Find More Information........................7
Consolidated Ratios of Earnings to Fixed
   Charges and Earnings to Fixed Charges
   and Preferred Stock Dividends...........................9
Morgan Stanley............................................10
Use of Proceeds...........................................11
Description of Debt Securities............................11
Description of Units......................................20
Description of Warrants...................................25
Description of Purchase Contracts.........................28
Description of Capital Stock..............................30
Forms of Securities.......................................40
Plan of Distribution......................................43
Legal Matters.............................................45
Experts...................................................45
ERISA Matters for Pension Plans and
   Insurance Companies....................................46

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

                                     SUMMARY

     The following summary describes the notes and units we are offering under this program in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.

     We, Morgan Stanley, may offer from time to time up to U.S. $30,950,247,612.69, or the equivalent of this amount in other currencies, of the medium-term notes and units described in this prospectus supplement. We will sell the notes and the units primarily in the United States, but we may also sell them outside the United States or both in and outside the United States simultaneously. We refer to the notes and units offered under this prospectus supplement as our "Series F medium-term notes" and our "Series F units." We refer to the offering of the Series F medium-term notes and the Series F units as our "Series F program."

General terms of the notes......  o    The notes will mature more than nine
                                       months from the date of issuance and will pay interest, if any, on the dates specified in the applicable pricing supplement.

                                  o The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero.

                                  o The notes will be issued in U.S. dollars unless we specify otherwise in the applicable pricing supplement.

                                  o    The notes will be either senior or
                                       subordinated.

                                  o The notes may be either callable by us or puttable by you.

                                  o    The notes may be optionally or
                                       mandatorily exchangeable for securities
                                       of an entity that is affiliated or not
                                       affiliated with us, for a basket or index of those securities or for the cash value of those securities.

                                  o Payments of principal and/or interest on the notes may be linked to currency prices, commodity prices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices.

                                  o We may issue amortizing notes that pay a level amount in respect of both interest and principal amortized over the life of the note.

                                  o    The notes may be issued either alone or
                                       as a part of a unit with any combination of other securities.

                                  o    We may from time to time, without your
                                       consent, create and issue additional
                                       notes with the same terms as notes
                                       previously issued so that they may be
                                       combined with the earlier issuance.

                                  o The notes will be held in global form by The Depository Trust Company, unless we specify otherwise in the applicable pricing supplement.

                                  o    The notes will not be listed on any
                                       securities exchange, unless we specify
                                       otherwise in the applicable pricing
                                       supplement.

General terms of units..........  o    Units may include any combination of
                                       notes, warrants or purchase contracts.

                                  o    Warrants will entitle or require you to
                                       purchase from us or sell to us:

                                       o   securities issued by us or by an
                                           entity affiliated or not affiliated
                                           with us, a basket of those
                                           securities, an index or indices of
                                           those securities or any combination
                                           of the above;

                                       o   currencies; or

                                       o   commodities.

                                       The pricing supplement will explain how
                                       we or, if specified, you may satisfy any obligations under the warrants through the delivery of the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value of the underlying securities or commodities.

                                  o Purchase contracts included in units will require you to purchase or sell:

                                       o   securities issued by us or by an
                                           entity affiliated or not affiliated
                                           with us, a basket of those
                                           securities, an index or indices of
                                           those securities or any combination
                                           of the above;

                                       o   currencies; or

                                       o   commodities.

                                       A purchase contract issued as part of a
                                       unit may be either prepaid or paid at
                                       settlement. The applicable pricing
                                       supplement will explain the methods by
                                       which you may purchase or sell the
                                       specified securities, currencies or
                                       commodities at the settlement of the
                                       purchase contract and any acceleration,
                                       cancellation or termination provisions or other provisions relating to the settlement of the purchase contract.

                                  o    The applicable pricing supplement will
                                       indicate whether and under what
                                       circumstances securities included in a
                                       unit may be separated from the other
                                       securities comprised by that unit.

Forms of securities.............  The securities that we offer under our Series
                                  F program will be issued in fully registered form and will be represented either by a global security registered in the name of a nominee of The Depository Trust Company, as depositary, or by certificates issued in definitive form, as set forth in the applicable pricing supplement. We will not issue book-entry securities as certificated securities except under the circumstances described in "Forms of Securities--Global Securities" in the prospectus. For information on The Depository Trust Company's book-entry system, see "The Depositary" in this prospectus supplement.

How to reach us.................  You may contact us at our principal executive offices at 1585 Broadway, New York, New York
                                  10036 (telephone number (212) 761-4000).

                             FOREIGN CURRENCY RISKS

     You should consult your financial and legal advisors as to any specific risks entailed by an investment in notes, units or any of the securities included in units that are denominated or payable in, or the payment of which is linked to the value of, foreign currency. These notes, units or other securities are not appropriate investments for investors who are not sophisticated in foreign currency transactions.

     The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under foreign law that may affect the purchase of or holding of, or the receipt of payments on, the notes, units or any securities included in the units. These persons should consult their own legal and financial advisors concerning these matters.

Exchange Rates and Exchange Controls May Affect the Securities' Value or Return

     General Exchange Rate and Exchange Control Risks. An investment in a note, unit or any security included in a unit that is denominated or payable in, or the payment of which is linked to the value of, currencies other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the relevant foreign currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or foreign governments. These risks generally depend on economic and political events over which we have no control.

     Exchange Rates Will Affect Your Investment. In recent years, rates of exchange between U.S. dollars and some foreign currencies have been highly volatile and this volatility may continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any note, unit or security included in a unit. Depreciation against the U.S. dollar of the currency in which a note, unit or security included in a unit is payable would result in a decrease in the effective yield of the note below its coupon rate or in the payout of the unit or security included in the unit and could result in an overall loss to you on a U.S. dollar basis. In addition, depending on the specific terms of a currency-linked note, changes in exchange rates relating to any of the relevant currencies could result in a decrease in its effective yield and in your loss of all or a substantial portion of the value of that note.

     There May Be Specific Exchange Rate Risks Applicable to Warrants and Purchase Contracts. Fluctuations in the rates of exchange between U.S. dollars and any other currency (i) in which the exercise price of a warrant or the purchase price of a purchase contract is payable, (ii) in which the value of the property underlying a warrant or purchase contract is quoted or (iii) to be purchased or sold by exercise of a warrant or pursuant to a purchase contract or in the rates of exchange among any of these foreign currencies may change the value of a warrant, a purchase contract or a unit that includes a warrant or purchase contract. You could lose money on your investment as a result of these fluctuations, even if the spot price of the property underlying the warrant or purchase contract were such that the warrant or purchase contract appeared to be "in the money."

     We Have No Control Over Exchange Rates. Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a country's central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders.

     As a consequence, these government actions could adversely affect the U.S. dollar-equivalent yields or payouts for (i) notes denominated or payable in currencies other than U.S. dollars, (ii) currency-linked notes, (iii) warrants or purchase contracts where the exercise price or the purchase price is denominated in a foreign currency or where the value of the property underlying the warrants or purchase contracts is quoted in a foreign currency and (iv) warrants or purchase contracts to purchase or sell foreign currency.

     We will not make any adjustment or change in the terms of the notes, units or any security included in a unit in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any applicable foreign currency. You will bear those risks.

     Some Foreign Currencies May Become Unavailable. Governments have imposed from time to time, and may in the future impose, exchange controls that could also affect the availability of a specified foreign currency. Even if there are no actual exchange controls, it is possible that the applicable currency for any security not denominated in U.S. dollars would not be available when payments on that security are due.

     Alternative Payment Method Used if Payment Currency Becomes Unavailable. If a payment currency is unavailable, we would make required payments in U.S. dollars on the basis of the market exchange rate. However, if the applicable currency for any security is not available because the euro has been substituted for that currency, we would make the payments in euro. The mechanisms for making payments in these alternative currencies are explained in "Description of Notes--Interest and Principal Payments" below.

     We Will Provide Currency Exchange Information in Pricing Supplements. The applicable pricing supplement will include information regarding current applicable exchange controls, if any, and historic exchange rate information for any note, unit or security included in a unit denominated or payable in a foreign currency or requiring payments that are related to the value of a foreign currency. That information will be furnished only for information purposes. You should not assume that any historic information concerning currency exchange rates will be representative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Currency Conversions May Affect Payments on Some Securities

     The applicable pricing supplement may provide for (i) payments on a non-U.S. dollar denominated note, unit or any security included in a unit to be made in U.S. dollars or (ii) payments on a U.S. dollar denominated note, unit or any security included in a unit to be made in a currency other than U.S. dollars. In these cases, Morgan Stanley & Co. Incorporated, in its capacity as exchange rate agent, or a different exchange rate agent identified in the pricing supplement, will convert the currencies. You will bear the costs of conversion through deductions from those payments. Morgan Stanley & Co. Incorporated is our affiliate.

Exchange Rates May Affect the Value of a New York Judgment Involving Non-U.S. Dollar Securities

     The notes, units, warrants and purchase contracts will be governed by and construed in accordance with the laws of the State of New York. If a New York court were to enter a judgment in an action on any notes, units, warrants or purchase contracts denominated in a foreign currency, such court would either enter a judgment in U.S. dollars based on the prevailing rate of exchange between the foreign currency and U.S. dollars on the date such judgment is entered or enter judgment in the foreign currency and convert the judgment or decree into U.S. dollars at the prevailing rate of exchange on the date such judgment or decree is entered.

Additional risks specific to particular securities issued under our Series F program will be detailed in the applicable pricing supplements.

                              DESCRIPTION OF NOTES

     Investors should carefully read the general terms and provisions of our debt securities in "Description of Debt Securities" in the prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in "Description of Debt Securities" in the prospectus. If a note is offered as part of a unit, investors should also review the information in "Description of Units" in the prospectus and in this prospectus supplement.

     The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

     o    Capital Units ("Description of Capital Stock--Outstanding Capital
          Stock")

     o    Senior Debt Indenture ("Description of Debt Securities--Indentures")

     o senior indebtedness ("Description of Debt Securities--Subordination Provisions")

     o    Subordinated Debt Indenture ("Description of Debt Securities--
          Indentures")

General Terms of Notes

     We may issue notes under the Senior Debt Indenture or the Subordinated Debt Indenture. The Series F medium-term notes issued under each indenture, together with our Series G and Series H global medium-term notes, referred to below under "Plan of Distribution," will constitute a single series under that indenture, together with any medium-term notes we issue in the future under that indenture that we designate as being part of that series. We may create and issue additional notes with the same terms as previous issuances of Series F medium-term notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

     Outstanding Indebtedness of Morgan Stanley. Neither indenture limits the amount of additional indebtedness that we may incur. At August 31, 2005, we had approximately $20 billion aggregate principal amount of debt securities outstanding under the Senior Debt Indenture. In addition, at August 31, 2005 we had approximately $70 billion aggregate principal amount of debt securities outstanding under an amended and restated senior indenture, dated May 1, 1999, between us and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan
Bank), as trustee, and approximately $4 billion aggregate principal amount of debt securities outstanding under an amended and restated subordinated indenture, dated May 1, 1999, between us and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, N.A., successor to The First National Bank of Chicago), as trustee. For the purposes of this paragraph, these amounts include (i) for any debt security sold with original issue discount, the issue price of that debt security plus all discount accreted as of August 31, 2005, and (ii) for any debt security denominated in a foreign currency, the U.S. dollar equivalent on August 31, 2005 of the issue price of that debt security.

     Ranking. Notes issued under the Senior Debt Indenture will rank on a parity with all of our other senior indebtedness and with all of our other unsecured and unsubordinated indebtedness, subject to statutory exceptions in the event of liquidation upon insolvency. Notes issued under the Subordinated Debt Indenture will rank on a parity with all of our other subordinated indebtedness and, together with all of our other subordinated indebtedness, will be subordinated in right of payment to the prior payment in full of our senior indebtedness. See Description of Debt Securities Subordination Provisions in the prospectus. At August 31, 2005, we had outstanding approximately $131 billion of senior indebtedness (including approximately $12 billion of senior indebtedness consisting of guaranteed obligations of the indebtedness of subsidiaries), approximately $4 billion of subordinated indebtedness that will rank on a parity with notes issued under the Subordinated Debt Indenture, approximately $3 billion of junior subordinated indebtedness and approximately $66 million of Capital Units. Subsequent to August 31, 2005 and through September 30, 2005, additional senior notes in an aggregate principal amount of approximately $1.9 billion were issued and repayments of $0.9 billion were made.

     Terms Specified in Pricing Supplements. A pricing supplement will specify the following terms of any issuance of our Series F medium-term notes to the extent applicable:

     o    the specific designation of the notes;

     o    the issue price (price to public);

     o    the aggregate principal amount;

     o    the denominations or minimum denominations;

     o    the original issue date;

     o    whether the notes are senior or subordinated;

     o the stated maturity date and any terms related to any extension of the maturity date;

     o whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;

     o for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

     o for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;

     o    whether interest will be payable in cash or payable in kind;

     o    if the note is an amortizing note, the amortization schedule;

     o whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

     o whether the notes are currency-linked notes and/or notes linked to commodity prices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices;

     o the terms on which holders of the notes may convert or exchange them into or for stock or other securities of entities affiliated or not affiliated with us, or for the cash value of any of these securities or for any other property, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may effect the conversion or exchange;

     o    whether the notes are renewable notes;

     o if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the "specified currency," along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;

     o    whether the notes will be listed on any stock exchange;

     o    whether the notes will be issued in book-entry or certificated form;

     o if the notes are in book-entry form, whether the notes will be offered on a global basis to investors through Euroclear and Clearstream, Luxembourg as well as through the Depositary (each as defined below); and

     o    any other terms on which we will issue the notes.

     Some Definitions. We have defined some of the terms that we use frequently in this prospectus supplement below:

     A "business day" means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) in The City of New York or (b) for notes denominated in a specified currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the specified currency or (c) for notes denominated in Australian dollars, in Sydney, and (ii) for notes denominated in euro, a day that is also a TARGET Settlement Day.

     "Clearstream, Luxembourg" means Clearstream Banking, societe anonyme.

     "Depositary" means The Depository Trust Company, New York, New York.

     "Euro LIBOR notes" means LIBOR notes for which the index currency is euros.

     "Euroclear operator" means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

     An "interest payment date" for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

     "London banking day" means any day on which dealings in deposits in the relevant index currency are transacted in the London interbank market.

     The "record date" for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day.

     "TARGET Settlement Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

     References in this prospectus supplement to "U.S. dollar," or "U.S.$" or "$" are to the currency of the United States of America.

Forms of Notes

     We will offer the notes on a continuing basis and will issue notes only in fully registered form either as book-entry notes or as certificated notes. We may issue the notes either alone or as part of a unit. References to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through one or more depositaries.

     Book-Entry Notes. For notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes. Except as set forth in the prospectus under "Forms of Securities--Global Securities," you may not exchange book-entry notes or interests in book-entry notes for certificated notes.

     Each global note certificate representing book-entry notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee of the Depositary. These certificates name the Depositary or its nominee as the owner of the notes. The Depositary maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor's beneficial interest will be reflected in the records of the Depositary's direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. A further description of the Depositary's procedures for global notes representing book-entry notes is set forth under "The Depositary" in this prospectus supplement. The Depositary has confirmed to us, the agents and each trustee that it intends to follow these procedures.

     Certificated Notes. If we issue notes in certificated form, the certificate will name the investor or the investor's nominee as the owner of the note. The person named in the note register will be considered the owner of the note for all purposes under the indenture. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, the person named in the note register will be asked to cast any vote regarding that note. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. You may not exchange certificated notes for book-entry notes or interests in book-entry notes.

     Denominations. We will issue the notes:

     o for U.S. dollar-denominated notes, in denominations of $1,000 or any amount greater than $1,000 that is an integral multiple of $1,000; or

     o for notes denominated in a specified currency other than U.S. dollars, in denominations of the equivalent of $1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under "--Interest and Principal Payments--Unavailability of Foreign Currency" below, on the business day immediately preceding the date of issuance.

     New York Law to Govern. The notes will be governed by, and construed in accordance with, the laws of the State of New York.

Interest and Principal Payments

     Payments, Exchanges and Transfers. Holders may present notes for payment of principal, premium, if any, and interest, if any, register the transfer of the notes and exchange the notes at the agency in the Borough of Manhattan, The City of New York, maintained by us for that purpose. However, holders of global notes may transfer and exchange global notes only in the manner and to the extent set forth under "Forms of Securities--Global Securities" in the prospectus. On the date of this prospectus supplement, the agent for the payment, transfer and exchange of the senior notes is JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank) acting through its corporate trust office at 4 New York Plaza, New York, New York 10004. On the date of this prospectus supplement, the agent for the payment, transfer and exchange of the subordinated notes is J.P. Morgan Trust Company, National Association, acting through its corporate trust office at 4 New York Plaza, New York, New York 10004. We refer to each of JPMorgan Chase Bank, N.A. and J.P. Morgan Trust Company, National Association, each acting in this capacity for the respective notes, as the paying agent.

     We will not be required to:

     o register the transfer of or exchange any note if the holder has exercised the holder's right, if any, to require us to repurchase the note, in whole or in part, except the portion of the note not required to be repurchased;

     o register the transfer of or exchange notes to be redeemed for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption; or

     o register the transfer of or exchange any registered note selected for redemption in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed in part.

     No service charge will be made for any registration or transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

     Although we anticipate making payments of principal, premium, if any, and interest, if any, on most notes in U.S. dollars, some notes may be payable in foreign currencies as specified in the applicable pricing supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on notes that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a note payable in euro, will be made by credit or transfer to a euro account specified by the payee in a country for which the euro is the lawful currency.

     Recipients of Payments. The paying agent will pay interest to the person in whose name the note is registered at the close of business on the applicable record date. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the note. The paying agent will make the payment of interest on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a note on the first interest payment date falling after the date of issuance, unless the date of issuance is less than 15 calendar days before an interest payment date. In that case, the paying agent will pay interest or, in the case of an amortizing note, principal and interest, on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date.

     Book-Entry Notes. The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of the Depositary, as holder of book-entry notes, by wire transfer of immediately available funds. We expect that the Depositary, upon receipt of any payment, will immediately credit its participants' accounts in amounts proportionate to their respective beneficial interests in the book-entry notes as shown on the records of the Depositary. We also expect that payments by the Depositary's participants to owners of beneficial interests in the book-entry notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

     Certificated Notes. Except as indicated below for payments of interest at maturity, redemption or repayment, the paying agent will make U.S. dollar payments of interest either:

     o by check mailed to the address of the person entitled to payment as shown on the note register; or

     o for a holder of at least $10,000,000 in aggregate principal amount of certificated notes having the same interest payment date, by wire transfer of immediately available funds, if the holder has given written notice to the paying agent not later than 15 calendar days prior to the applicable interest payment date.

U.S. dollar payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a note will be made in immediately available funds against presentation and surrender of the note.

     Payment Procedures for Book-Entry Notes Denominated in a Foreign Currency. Book-entry notes payable in a specified currency other than U.S. dollars will provide that a beneficial owner of interests in those notes may elect to receive all or a portion of the payments of principal, premium, if any, or interest, if any, in U.S. dollars. In those cases, the Depositary will elect to receive all payments with respect to the beneficial owner's interest in the notes in U.S. dollars, unless the beneficial owner takes the following steps:

     o The beneficial owner must give complete instructions to the direct or indirect participant through which it holds the book-entry notes of its election to receive those payments in the specified currency other than U.S. dollars by wire transfer to an account specified by the beneficial owner with a bank located outside the United States. In the case of a note payable in euro, the account must be a euro account in a country for which the euro is the lawful currency.

     o The participant must notify the Depositary of the beneficial owner's election on or prior to the third business day after the applicable record date, for payments of interest, and on or prior to the twelfth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

     o The Depositary will notify the paying agent of the beneficial owner's election on or prior to the fifth business day after the applicable record date, for payments of interest, and on or prior to the tenth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

     Beneficial owners should consult their participants in order to ascertain the deadline for giving instructions to participants in order to ensure that timely notice will be delivered to the Depositary.

     Payment Procedures for Certificated Notes Denominated in a Foreign Currency. For certificated notes payable in a specified currency other than U.S. dollars, the notes may provide that the holder may elect to receive all or a portion of the payments on those notes in U.S. dollars. To do so, the holder must send a written request to the paying agent:

     o for payments of interest, on or prior to the fifth business day after the applicable record date; or

     o for payments of principal, at least ten business days prior to the maturity date or any redemption or repayment date.

To revoke this election for all or a portion of the payments on the certificated notes, the holder must send written notice to the paying agent:

     o at least five business days prior to the applicable record date, for payment of interest; or

     o at least ten calendar days prior to the maturity date or any redemption or repayment date, for payments of principal.

If the holder does not elect to be paid in U.S. dollars, the paying agent will pay the principal, premium, if any, or interest, if any, on the certificated notes:

     o by wire transfer of immediately available funds in the specified currency to the holder's account at a bank located outside the United States, and in the case of a note payable in euro, in a country for which the euro is the lawful currency, if the paying agent has received the holder's written wire transfer instructions not less than 15 calendar days prior to the applicable payment date; or

     o by check payable in the specified currency mailed to the address of the person entitled to payment that is specified in the note register, if the holder has not provided wire instructions.

However, the paying agent will only pay the principal of the certificated notes, any premium and interest, if any, due at maturity, or on any redemption or repayment date, upon surrender of the certificated notes at the office or agency of the paying agent.

     Determination of Exchange Rate for Payments in U.S. Dollars for Notes Denominated in a Foreign Currency. The exchange rate agent will convert the specified currency into U.S. dollars for holders who elect to receive payments in U.S. dollars and for beneficial owners of book-entry notes that do not follow the procedures we have described immediately above. The conversion will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

     o of the specified currency for U.S. dollars for settlement on the payment date;

     o in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

     o    at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, payments will be made in the specified currency. The holders or beneficial owners of notes will pay all currency exchange costs by deductions from the amounts payable on the notes.

     Unavailability of Foreign Currency. The relevant specified currency may not be available to us for making payments of principal of, premium, if any, or interest, if any, on any note. This could occur due to the imposition of exchange controls or other circumstances beyond our control or if the specified currency is no longer used by the government of the country issuing that currency or by public institutions within the international banking community for the settlement of transactions. If the specified currency is unavailable, we may satisfy our obligations to holders of the notes by making those payments on the date of payment in U.S. dollars on the basis of the noon dollar buying rate in The City of New York for cable transfers of the currency or currencies in which a payment on any note was to be made, published by the Federal Reserve Bank of New York, which we refer to as the "market exchange rate." If that rate of exchange is not then available or is not published for a particular payment currency, the market exchange rate will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

     o of the specified currency for U.S. dollars for settlement on the payment date;

     o in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

     o    at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, the exchange rate agent will determine the market exchange rate at its sole discretion.

     These provisions do not apply if a specified currency is unavailable because it has been replaced by the euro. If the euro has been substituted for a specified currency, we may at our option, or will, if required by applicable law, without the consent of the holders of the affected notes, pay the principal of, premium, if any, or interest, if any, on any note denominated in the specified currency in euro instead of the specified currency, in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty establishing the European Community, as amended. Any payment made in U.S. dollars or in euro as described above where the required payment is in an unavailable specified currency will not constitute an event of default.

     Discount Notes. Some notes may be considered to be issued with original issue discount, which must be included in income for United States federal income tax purposes at a constant yield. See "United States Federal Taxation--Notes--Discount Notes" below. If the principal of any note that is considered to be issued with original issue discount is declared to be due and payable immediately as described under "Description of Debt Securities--Events of Default" in the prospectus, the amount of principal due and payable on that note will be limited to:

     o    the aggregate principal amount of the note multiplied by the sum of

          o its issue price, expressed as a percentage of the aggregate principal amount, plus

          o the original issue discount amortized from the date of issue to the date of declaration, expressed as a percentage of the aggregate principal amount.

The amortization will be calculated using the "interest method," computed in accordance with generally accepted accounting principles in effect on the date of declaration. See the applicable pricing supplement for any special considerations applicable to these notes.

Fixed Rate Notes

     Each fixed rate note will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment.

     How Interest Is Calculated. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

     How Interest Accrues. Interest on fixed rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "--If a Payment Date Is Not a Business Day."

     When Interest Is Paid. Payments of interest on fixed rate notes will be made on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

     Amount of Interest Payable. Interest payments for fixed rate notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.

     If a Payment Date Is Not a Business Day. If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, we may pay interest, if any, and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

     Amortizing Notes. A fixed rate note may pay a level amount in respect of both interest and principal amortized over the life of the note. Payments of principal and interest on amortizing notes will be made on the interest payment dates specified in the applicable pricing supplement, and at maturity or upon any earlier redemption or repayment. Payments on amortizing notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. We will provide to the original purchaser, and will furnish to subsequent holders upon request to us, a table setting forth repayment information for each amortizing note.

Floating Rate Notes

     Each floating rate note will mature on the date specified in the applicable pricing supplement.

     Each floating rate note will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the "base rate." The base rate may be one or more of the following:

     o    the CD rate;

     o    the commercial paper rate;

     o    EURIBOR;

     o    the federal funds rate;

     o    LIBOR;

     o    the prime rate;

     o    the Treasury rate;

     o    the CMT rate; or

     o any other rate or interest rate formula specified in the applicable pricing supplement and in the floating rate note.

     Formula for Interest Rates. The interest rate on each floating rate note will be calculated by reference to:

     o    the specified base rate based on the index maturity;

     o    plus or minus the spread, if any; and/or

     o    multiplied by the spread multiplier, if any.

     For any floating rate note, "index maturity" means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable pricing supplement. The "spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the base rate for a floating rate note. The "spread multiplier" is the percentage specified in the applicable pricing supplement to be applied to the base rate for a floating rate note. The interest rate on any inverse floating rate note will also be calculated by reference to a fixed rate.

     Limitations on Interest Rate. A floating rate note may also have either or both of the following limitations on the interest rate:

     o a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to as the "maximum interest rate"; and/or

     o a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the "minimum interest rate."

Any applicable maximum interest rate or minimum interest rate will be set forth in the applicable pricing supplement.

     In addition, the interest rate on a floating rate note may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

     How Floating Interest Rates Are Reset. The interest rate in effect from the date of issue to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the "initial interest rate." The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually. This period is the "interest reset period" and the first day of each interest reset period is the "interest reset date." The "interest determination date" for any interest reset date is the day the calculation agent will refer to when determining the new interest rate at which a floating rate will reset, and is applicable as follows:

     o for federal funds rate notes and prime rate notes, the interest determination date will be on the business day prior to the interest rate reset date;

     o for CD rate notes, commercial paper rate notes and CMT rate notes, the interest determination date will be the second business day prior to the interest reset date;

     o for EURIBOR notes or Euro LIBOR notes, the interest determination date will be the second TARGET Settlement Day, as defined above under "--General Terms of Notes--Some Definitions," prior to the interest reset date;

     o for LIBOR notes (other than Euro LIBOR notes), the interest determination date will be the second London banking day prior to the interest reset date, except that the interest determination date pertaining to an interest reset date for a LIBOR note for which the index currency is pounds sterling will be the interest reset date;

     o for Treasury rate notes, the interest determination date will be the day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the interest reset date, the interest determination date will be that preceding Friday; and

     o for notes with two or more base rates, the interest determination date will be the latest business day that is at least two business days before the applicable interest reset date on which each base rate is determinable.

If Treasury bills are sold at an auction that falls on a day that is an interest reset date, that interest reset date will be the next following business day.

     The interest reset dates will be specified in the applicable pricing supplement. If an interest reset date for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

     The interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be the one in effect on the tenth calendar day preceding the maturity, redemption or repayment date.

     In the detailed descriptions of the various base rates which follow, the "calculation date" pertaining to an interest determination date means the earlier of (i) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day, or (ii) the business day immediately preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date.

     How Interest Is Calculated. Interest on floating rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "--If a Payment Date Is Not a Business Day."

     The applicable pricing supplement will specify a calculation agent for any issue of floating rate notes. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for that floating rate note.

     For a floating rate note, accrued interest will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day:

     o by 360, in the case of CD rate notes, commercial paper rate notes, EURIBOR notes, federal funds rate notes, LIBOR notes, except for LIBOR notes denominated in pounds sterling, and prime rate notes;

     o    by 365, in the case of LIBOR notes denominated in pounds sterling; or

     o by the actual number of days in the year, in the case of Treasury rate notes and CMT rate notes.

For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

     All percentages used in or resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with .000005% rounded up to ..00001%, and all U.S. dollar amounts used in or resulting from these calculations on floating rate notes will be rounded to the nearest cent, with one-half cent rounded upward. All Japanese Yen amounts used in or resulting from these calculations will be rounded downward to the next lower whole Japanese Yen amount. All amounts denominated in any other currency used in or resulting from these calculations will be rounded to the nearest two decimal places in that currency, with .005 rounded up to .01.

     When Interest Is Paid. We will pay interest on floating rate notes on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

     If a Payment Date Is Not a Business Day. If any scheduled interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repayment date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date.

Base Rates

     CD Rate Notes

     CD rate notes will bear interest at the interest rates specified in the CD rate notes and in the applicable pricing supplement. Those interest rates will be based on the CD rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "CD rate" means, for any interest determination date, the rate on that date for negotiable U.S. dollar certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)."

     The following procedures will be followed if the CD rate cannot be determined as described above:

     o If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the calculation date, the CD rate will be the rate on that interest determination date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication, which is commonly referred to as the "H.15 Daily Update," for the interest determination date for certificates of deposit having the index maturity specified in the applicable pricing supplement, under the caption "CDs (Secondary Market)."

     o If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the CD rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York, which may include the agent and its affiliates, selected by the calculation agent, after consultation with us, for negotiable U.S. dollar certificates of deposit of major U.S. money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

     o If the dealers selected by the calculation agent are not quoting as set forth above, the CD rate for that interest determination date will remain the CD rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     Commercial Paper Rate Notes

     Commercial paper rate notes will bear interest at the interest rates specified in the commercial paper rate notes and in the applicable pricing supplement. Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "commercial paper rate" means, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for U.S dollar commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in H.15(519), under the heading "Commercial Paper--Nonfinancial."

     The following procedures will be followed if the commercial paper rate cannot be determined as described above:

     o If the above rate is not published by 3:00 p.m., New York City time, on the calculation date, then the commercial paper rate will be the money market yield of the rate on that interest determination date for commercial paper of the index maturity specified in the applicable pricing supplement as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading "Commercial Paper--Nonfinancial."

     o If by 3:00 p.m., New York City time, on that calculation date the rate is not yet published in either H.15(519) or the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, then the calculation agent will determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that interest determination date of three leading dealers of U.S. dollar commercial paper in The City of New York, which may include the agent and its affiliates, selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement, placed for an industrial issuer whose bond rating is "Aa," or the equivalent, from a nationally recognized statistical rating agency.

     o If the dealers selected by the calculation agent are not quoting as set forth above, the commercial paper rate for that interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     The "money market yield" will be a yield calculated in accordance with the following formula:

                                     D x 360
           money market yield =   -------------   x   100
                                  360 - (D x M)

where "D" refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     EURIBOR Notes

     EURIBOR notes will bear interest at the interest rates specified in the EURIBOR notes and in the applicable pricing supplement. That interest rate will be based on EURIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     "EURIBOR" means, for any interest determination date, the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI - The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Moneyline Telerate, or any successor service, on page 248 or any other page as may replace page 248 on that service, which is commonly referred to as "Telerate Page 248," as of 11:00 a.m., Brussels time.

     The following procedures will be followed if the rate cannot be determined as described above:

     o If the above rate does not appear, the calculation agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in euros, at approximately 11:00 a.m., Brussels time, on the interest determination date, to prime banks in the Euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of U.S.$1 million in euro that is representative of a single transaction in euro, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

     o If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m., Brussels time, on the applicable interest reset date for loans in euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a principal amount not less than the equivalent of U.S.$1 million in euro.

     o If the banks so selected by the calculation agent are not quoting as set forth above, EURIBOR for that interest determination date will remain EURIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     "Euro-zone" means the region comprising member states of the European Union that have adopted the single currency in accordance with the relevant treaty of the European Union, as amended.

     Federal Funds Rate Notes

     Federal funds rate notes will bear interest at the interest rates specified in the federal funds rate notes and in the applicable pricing supplement. Those interest rates will be based on the federal funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "federal funds rate" means, for any interest determination date, the rate on that date for U.S. dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" as displayed on Moneyline Telerate, or any successor service, on page 120 or any other page as may replace the applicable page on that service, which is commonly referred to as "Telerate Page 120."

     The following procedures will be followed if the federal funds rate cannot be determined as described above:

     o If the above rate is not published by 3:00 p.m., New York City time, on the calculation date, the federal funds rate will be the rate on that interest determination date as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading "Federal Funds (Effective)."

     o If the above rate is not yet published in either H.15(519) or the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds prior to 9:00 a.m., New York City time, on that interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in The City of New York, which may include the agent and its affiliates, selected by the calculation agent, after consultation with us.

     o If the brokers selected by the calculation agent are not quoting as set forth above, the federal funds rate for that interest determination date will remain the federal funds rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     LIBOR Notes

     LIBOR notes will bear interest at the interest rates specified in the LIBOR notes and in the applicable pricing supplement. That interest rate will be based on London Interbank Offered Rate, which is commonly referred to as "LIBOR," and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The calculation agent will determine LIBOR for each interest determination date as follows:

     o    As of the interest determination date, LIBOR will be either:

          o if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date, that appear on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page; except that if the specified Designated LIBOR Page, by its terms provides only for a single rate, that single rate will be used; or

          o if "LIBOR Telerate" is specified in the applicable pricing supplement, the rate for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, that appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on that interest determination date.

     o If (i) fewer than two offered rates appear and "LIBOR Reuters" is specified in the applicable pricing supplement, or (ii) no rate appears and the applicable pricing supplement specifies either (a) "LIBOR Telerate" or (b) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity specified in the applicable pricing supplement commencing on the second London banking day immediately following the interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

     o If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., London time, or some other time specified in the applicable pricing supplement, in the applicable principal financial center for the country of the index currency on that interest reset date, by three major banks in that principal financial center selected by the calculation agent, after consultation with us, for loans in the index currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

     o If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that interest determination date will remain LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     The "index currency" means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated, or, if the euro is substituted for that currency, the index currency will be the euro. If that currency is not specified in the applicable pricing supplement, the index currency will be U.S. dollars.

     "Designated LIBOR Page" means either (i) if "LIBOR Reuters" is designated in the applicable pricing supplement, the display on the Reuters Money 3000 Service for the purpose of displaying the London interbank rates of major banks for the applicable index currency or its designated successor, or (ii) if "LIBOR Telerate" is designated in the applicable pricing supplement, the display on Moneyline Telerate, or any successor service, on the page specified in the applicable pricing supplement, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable index currency.

     If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR for the applicable index currency will be determined as if LIBOR Telerate were specified, and, if the U.S. dollar is the index currency, as if Page 3750, had been specified.

     Prime Rate Notes

     Prime rate notes will bear interest at the interest rates specified in the prime rate notes and in the applicable pricing supplement. That interest rate will be based on the prime rate and any spread and/or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "prime rate" means, for any interest determination date, the rate on that date as published in H.15(519) under the heading "Bank Prime Loan."

     The following procedures will be followed if the prime rate cannot be determined as described above:

     o If the above rate is not published prior to 3:00 p.m., New York City time, on the calculation date, then the prime rate will be the rate on that interest determination date as published in H.15 Daily Update under the heading "Bank Prime Loan."

     o If the rate is not published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page, as defined below, as that bank's prime rate or base lending rate as in effect for that interest determination date.

     o If fewer than four rates for that interest determination date appear on the Reuters Screen USPRIME 1 Page by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in The City of New York, which may include affiliates of the agent, selected by the calculation agent, after consultation with us.

     o If the banks selected by the calculation agent are not quoting as set forth above, the prime rate for that interest determination date will remain the prime rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     "Reuters Screen USPRIME 1 Page" means the display designated as page "USPRIME 1" on the Reuters Money 3000 Service, or any successor service, or any other page as may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks.

     Treasury Rate Notes

     Treasury rate notes will bear interest at the interest rates specified in the Treasury rate notes and in the applicable pricing supplement. That interest rate will be based on the Treasury rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "Treasury rate" means:

     o the rate from the auction held on the applicable interest determination date, which we refer to as the "auction," of direct obligations of the United States, which are commonly referred to as "Treasury Bills," having the index maturity specified in the applicable pricing supplement as that rate appears under the caption "INVESTMENT RATE" on the display on Moneyline Telerate, or any successor service, on page 56 or any other page as may replace page 56 on that service, which we refer to as "Telerate Page 56," or page 57 or any other page as may replace page 57 on that service, which we refer to as "Telerate Page 57"; or

     o if the rate described in the first bullet point is not published by 3:00 p.m., New York City time, on the calculation date, the bond equivalent yield of the rate for the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High"; or

     o if the rate described in the second bullet point is not published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury; or

     o if the rate referred to in the third bullet point is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the applicable interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market"; or

     o if the rate referred to in the fourth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market"; or

     o if the rate referred to in the fifth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary U.S. government securities dealers, which may include the agent and its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement; or

     o if the dealers selected by the calculation agent are not quoting as set forth above, the Treasury rate for that interest determination date will remain the Treasury rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     The "bond equivalent yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                      D x N
         bond equivalent yield =  -------------  x   100
                                  360 - (D x M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     CMT Rate Notes

     CMT rate notes will bear interest at the interest rates specified in the CMT rate notes and in the applicable pricing supplement. That interest rate will be based on the CMT rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "CMT rate" means, for any interest determination date, the rate displayed on the Designated CMT Telerate Page, as defined below, under the caption "... Treasury Constant Maturities ... Federal Reserve Board Release H.15... Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index, as defined below, for:

     o the rate on that interest determination date, if the Designated CMT Telerate Page is 7051; and

     o the week or the month, as applicable, ended immediately preceding the week in which the related interest determination date occurs, if the Designated CMT Telerate Page is 7052.

     The following procedures will be followed if the CMT rate cannot be determined as described above:

     o If the above rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

     o If the above rate described in the first bullet point is no longer published, or if not published by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index or other U.S. Treasury rate for the Designated CMT Maturity Index on the interest determination date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

     o If the information described in the second bullet point is not provided by 3:00 p.m., New York City time, on the related calculation date, then the calculation agent will determine the CMT rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date, reported, according to their written records, by three leading primary U.S. government securities dealers, which we refer to as a "reference dealer," in The City of New York, which may include the agent or another affiliate of ours, selected by the calculation agent as described in the following sentence. The calculation agent will select five reference dealers, after consultation with us, and will eliminate the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States, which are commonly referred to as "Treasury notes," with an original maturity of approximately the Designated CMT Maturity Index, a remaining term to maturity of no more than 1 year shorter than that Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at that time. If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

     o If the calculation agent cannot obtain three Treasury notes quotations as described in the immediately preceding sentence, the calculation agent will determine the CMT rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date of three reference dealers in The City of New York, selected using the same method described in the immediately preceding sentence, for Treasury notes with an original maturity equal to the number of years closest to but not less than the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at that time.

     o If three or four, and not five, of the reference dealers are quoting as described above, then the CMT rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of those quotes will be eliminated.

     o If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT rate for that interest determination date will remain CMT rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     "Designated CMT Telerate Page" means the display on Moneyline Telerate, or any successor service, on the page designated in the applicable pricing supplement or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified in the applicable pricing supplement, the Designated CMT Telerate Page will be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities, which is either 1, 2, 3, 5, 7, 10, 20 or 30 years, as specified in the applicable pricing supplement, for which the CMT rate will be calculated. If no maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be two years.

Renewable Notes

     We may also issue variable rate renewable notes which will bear interest at a specified rate that will be reset periodically based on a base rate and any spread and/or spread multiplier, subject to the minimum interest rate and the maximum interest rate, if any. Any renewable notes we issue will be book-entry floating rate notes. The general terms of the renewable notes are described below.

     Automatic Extension of Maturity. The renewable notes will mature on the date specified in the applicable pricing supplement, which we refer to as the "initial maturity date." On the interest payment dates in each year specified in the applicable pricing supplement, each of which is treated as an election date under the terms of the renewable notes, the maturity of the renewable notes will automatically be extended to the interest payment date occurring twelve months after the election date, unless the holder elects to terminate the automatic extension of maturity for all or any portion of the principal amount of that holder's note. However, the maturity of the renewable notes may not be extended beyond the final maturity date, which will be specified in the applicable pricing supplement.

     Holder's Option to Terminate Automatic Extension. On an election date, the holder may elect to terminate the automatic extension of the maturity of the renewable notes or of any portion of the renewable note having a principal amount of $1,000 or any integral multiple of $1,000. To terminate the extension, the holder must deliver a notice to the paying agent within the time frame specified in the applicable pricing supplement. This option may be exercised for less than the entire principal amount of the renewable notes, as long as the principal amount of the remainder is at least $1,000 or any integral multiple of $1,000.

     If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the renewable notes and this election is not revoked as described below, that portion will become due and payable on the interest payment date falling six months after the applicable election date.

     Revocation of Election by Holder. The holder may revoke an election to terminate the automatic extension of maturity as to any portion of the renewable notes having a principal amount of $1,000 or any integral multiple of $1,000. To do so, the holder must deliver a notice to the paying agent on any day after the election to terminate the automatic extension of maturity is effective and prior to the fifteenth day before the date on which that portion would otherwise mature. The holder may revoke the election for less than the entire principal amount of the renewable notes as long as the principal amount of both the portion whose maturity is to be terminated and the remainder whose maturity is to be extended is at least $1,000 or any integral multiple of $1,000. However, a revocation may not be made during the period from and including a record date to but excluding the immediately succeeding interest payment date.

     An election to terminate the automatic extension of the maturity of the renewable notes, if not revoked as described above by the holder making the election or any subsequent holder, will be binding upon that subsequent holder.

     Redemption of Notes at Company's Option. We have the option to redeem renewable notes in whole or in part on the interest payment dates in each year specified in the applicable pricing supplement, commencing with the interest payment date specified in the applicable pricing supplement. The redemption price will be equal to 100% of the principal amount of the renewable notes to be redeemed, together with accrued and unpaid interest to the date of redemption. Notwithstanding anything to the contrary in this prospectus supplement, we will mail a notice of redemption to each holder by first-class mail, postage prepaid, at least 180 days and not more than 210 days prior to the date fixed for redemption.

     Remarketing of Notes. We may issue renewable notes with the spread or spread multiplier to be reset by a remarketing agent in remarketing procedures. A description of the remarketing procedures, the terms of the remarketing agreement between us and the remarketing agent and the terms of any additional agreements with other parties that may be involved in the remarketing procedures will be set forth in the applicable pricing supplement and in the relevant renewable notes.

Exchangeable Notes

     We may issue notes, which we refer to as "exchangeable notes," that are optionally or mandatorily exchangeable into:

     o    the securities of an entity affiliated or not affiliated with us;

     o    a basket of those securities;

     o    an index or indices of those securities; or

     o    any combination of, or the cash value of, any of the above.

     The exchangeable notes may or may not bear interest or be issued with original issue discount or at a premium. The general terms of the exchangeable notes are described below.

     Optionally Exchangeable Notes. The holder of an optionally exchangeable note may, during a period, or at specific times, exchange the note for the underlying property at a specified rate of exchange. If specified in the applicable pricing supplement, we will have the option to redeem the optionally exchangeable note prior to maturity. If the holder of an optionally exchangeable note does not elect to exchange the note prior to maturity or any applicable redemption date, the holder will receive the principal amount of the note plus any accrued interest at maturity or upon redemption.

     Mandatorily Exchangeable Notes. At maturity, the holder of a mandatorily exchangeable note must exchange the note for the underlying property at a specified rate of exchange, and, therefore, depending upon the value of the underlying property at maturity, the holder of a mandatorily exchangeable note may receive less than the principal amount of the note at maturity. If so indicated in the applicable pricing supplement, the specified rate at which a mandatorily exchangeable note may be exchanged may vary depending on the value of the underlying property so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying property. Mandatorily exchangeable notes may include notes where we have the right, but not the obligation, to require holders of notes to exchange their notes for the underlying property.

     Payments upon Exchange. The applicable pricing supplement will specify if upon exchange, at maturity or otherwise, the holder of an exchangeable note may receive, at the specified exchange rate, either the underlying property or the cash value of the underlying property. The underlying property may be the securities of either U.S. or foreign entities or both. The exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted. Exchangeable notes may have other terms, which will be specified in the applicable pricing supplement.

     Special Requirements for Exchange of Global Securities. If an optionally exchangeable note is represented by a global note, the Depositary's nominee will be the holder of that note and therefore will be the only entity that can exercise a right to exchange. In order to ensure that the Depositary's nominee will timely exercise a right to exchange a particular note or any portion of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify the Depositary of its desire to exercise a right to exchange. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary.

     Payments upon Acceleration of Maturity or upon Tax Redemption. If the principal amount payable at maturity of any exchangeable note is declared due and payable prior to maturity, the amount payable on:

     o an optionally exchangeable note will equal the face amount of the note plus accrued interest, if any, to but excluding the date of payment, except that if a holder has exchanged an optionally exchangeable note prior to the date of declaration or tax redemption without having received the amount due upon exchange, the amount payable will be an amount of cash equal to the amount due upon exchange and will not include any accrued but unpaid interest; and

     o a mandatorily exchangeable note will equal an amount determined as if the date of declaration or tax redemption were the maturity date plus accrued interest, if any, to but excluding the date of payment.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

     We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to one or more commodity prices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices of those securities. These notes may include other terms, which will be specified in the relevant pricing supplement.

Currency-Linked Notes

     We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as "currency-linked notes." The pricing supplement will specify the following:

     o information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;

     o the currency in which the face amount of the currency-linked note is denominated, which we refer to as the "denominated currency";

     o the currency in which principal on the currency-linked note will be paid, which we refer to as the "payment currency";

     o the interest rate per annum and the dates on which we will make interest payments;

     o specific historic exchange rate information and any currency risks relating to the specific currencies selected; and

     o    additional tax considerations, if any.

     The denominated currency and the payment currency may be the same currency or different currencies. Interest on currency-linked notes will be paid in the denominated currency.

Redemption and Repurchase of Notes

     Optional Redemption by Morgan Stanley. If applicable, the pricing supplement will indicate the terms of our option to redeem the notes.

     Notice of Redemption. We will mail a notice of redemption to each holder or, in the case of global notes, to the Depositary, as holder of the global notes, by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable pricing supplement, to the address of each holder as that address appears upon the books maintained by the paying agent. The notes, except for amortizing notes, will not be subject to any sinking fund.

     Repayment at Option of Holder. If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have us repay the note on a date or dates specified prior to its maturity date. The repayment price will be equal to 100% of the principal amount of the note, together with accrued interest to the date of repayment. For notes issued with original issue discount, the pricing supplement will specify the amount payable upon repayment.

     For us to repay a note, the paying agent must receive at least 15 days but not more than 30 days prior to the repayment date:

     o the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed; or

     o a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised and a guarantee that the note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the note, will be received by the paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that note and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

     Except in the case of renewable notes, exercise of the repayment option by the holder of a note will be irrevocable. The holder may exercise the repayment option for less than the entire principal amount of the note but, in that event, the principal amount of the note remaining outstanding after repayment must be an authorized denomination.

     Special Requirements for Optional Repayment of Global Notes. If a note is represented by a global note, the Depositary or the Depositary's nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary.

     Open Market Purchases by Morgan Stanley. We may purchase notes at any price in the open market or otherwise. Notes so purchased by us may, at our discretion, be held or resold or surrendered to the relevant trustee for cancellation.

Replacement of Notes

     At the expense of the holder, we may, in our discretion, replace any notes that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen. The mutilated notes must be delivered to the applicable trustee, the paying agent and the registrar, in the case of registered notes, or satisfactory evidence of the destruction, loss or theft of the notes must be delivered to us, the paying agent, the registrar, in the case of registered notes, and the applicable trustee. At the expense of the holder, an indemnity that is satisfactory to us, the principal paying agent, the registrar, in the case of registered notes, and the applicable trustee may be required before a replacement note will be issued.


                              DESCRIPTION OF UNITS

     Investors should carefully read the general terms and provisions of our units in "Description of Units" in the prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of units and may modify or replace any of the information in this section and in "Description of Units" in the prospectus. If a note is offered as part of a unit, investors should also review the information in "Description of Debt Securities" in the prospectus and in "Description of Notes" in this prospectus supplement. If a warrant is offered as part of a unit, investors should also review the information in "Description of Warrants" in the prospectus. If a purchase contract is offered as part of a unit, investors should also review the information in "Description of Purchase Contracts" in the prospectus.

     The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

     o    purchase contract ("Description of Purchase Contracts")

     o    purchase contract property ("Description of Purchase Contracts")

     o    Unit Agreement ("Description of Units")

     o    warrant ("Description of Warrants--Offered Warrants")

     o warrant agent ("Description of Warrants--Significant Provisions of the Warrant Agreements")

     o    warrant property ("Description of Warrants--Offered Warrants")

Further Information on Units

     Terms Specified in Pricing Supplement. We may issue from time to time units that may include one or more notes, warrants or purchase contracts.

     The applicable pricing supplement will describe:

     o the designation and the terms of the units and of the notes, warrants or purchase contracts or any combination of notes, warrants or purchase contracts, included in those units, including whether and under what circumstances those notes, warrants or purchase contracts may be separately traded;

     o    any additional terms of the Unit Agreement; and

     o any additional provisions for the issuance, payment, settlement, transfer or exchange of the units, or of the notes, warrants and purchase contracts constituting those units.

     Units will be issued only in fully registered form, in denominations of whole units only, with face amounts as indicated in the applicable pricing supplement.

     Warrants will entitle or require you to purchase from us or sell to us:

     o securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;

     o    currencies; or

     o    commodities.

     Purchase contracts included in units will require you to purchase or sell:

     o securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;

     o    currencies; or

     o    commodities.

     Payments on Units and Securities Comprised by Units. At the office of the unit agent in the Borough of Manhattan, The City of New York, maintained by us for that purpose, the holder may:

     o present the units, accompanied by each of the securities then comprised by that unit, for payment or delivery of warrant property or purchase contract property or any other amounts due;

     o    register the transfer of the units; and

     o exchange the units, except that book-entry units will be exchangeable only in the manner and to the extent set forth under "Forms of Securities--Global Securities" in the prospectus.

     On the date of this prospectus supplement, the agent for the payment, transfer and exchange of units is JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as unit agent, acting through its corporate trust office at 4 New York Plaza, New York, New York 10004. The holder will not pay a service charge for any registration of transfer or exchange of the units or of any security included in a unit or interest in the unit or security included in a unit, except for any tax or other governmental charge that may be imposed.

     Although we anticipate making payments of principal, premium, if any, and interest, if any, on most units in U.S. dollars, some units may be payable in foreign currencies as specified in the applicable pricing supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on units that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a note payable in euro will be made by credit or transfer to a euro account specified by the payee in a country for which the euro is the lawful currency.

Book-Entry Units

     Book-Entry System. For each issuance of units in book-entry form, we will issue a single registered global unit representing the entire issue of units. Each registered global unit representing book-entry units, and each global security included in that unit, will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary. You may not exchange certificated units for book-entry units or interests in book-entry units. In addition, except as described in the prospectus under "Forms of Securities--Global Securities," you may not exchange book-entry units or interests in book-entry units for certificated units.

     Special Requirements for Exercise of Rights for Global Units. If a book-entry unit represented by a registered global unit:

     o includes a warrant entitling the holder to exercise the warrant to purchase or sell warrant property,

     o includes any note or purchase contract that entitles the holder to redeem, accelerate or take any other action concerning that note or purchase contract, or

     o otherwise entitles the holder of the unit to take any action under the unit or any security included in that unit,

then, in each of the cases listed above, the Depositary's nominee will be the only entity that can exercise those rights.

     In order to ensure that the Depositary's nominee will timely exercise a right conferred by a unit or by the securities included in that unit, the beneficial owner of that unit must instruct the broker or other direct or indirect participant through which it holds an interest in that unit to notify the Depositary of its desire to exercise that right. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a unit in order to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary.

     A further description of the Depositary's procedures for registered global securities representing book-entry securities, including registered global units and the other registered global securities included in the registered global units, is set forth in this prospectus supplement under "The Depositary." The Depositary has confirmed to us, the unit agent, the collateral agent, the paying agent, the warrant agent and each trustee that it intends to follow those procedures.

                                 THE DEPOSITARY

     The Depository Trust Company, New York, New York will be designated as the depositary for any registered global security. Each registered global security will be registered in the name of Cede & Co., the Depositary's nominee.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities deposited with it by its direct participants, and it facilitates the settlement of transactions among its direct participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. The Depositary's direct participants include both U.S. and non-U.S. securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own the Depositary. Access to the Depositary's book-entry system is also available to others, such as both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.

     Purchases of the securities under the Depositary's system must be made by or through its direct participants, which will receive a credit for the securities on the Depositary's records. The ownership interest of each actual purchaser of each security (the "beneficial owner") is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be made by entries on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

     To facilitate subsequent transfers, all securities deposited with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co, or such other name as may be requested by the Depositary. The deposit of securities with the Depositary and their registration in the name of Cede & Co. or such other nominee of the Depositary do not effect any change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the securities; the Depositary's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the Depositary nor Cede & Co. (nor such other nominee of the Depositary) will consent or vote with respect to the securities unless authorized by a direct participant in accordance with the Depositary's procedures. Under its usual procedures, the Depositary mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the securities are credited on the record date.

     Redemption proceeds, distributions, and dividend payments on the securities will be made to Cede & Co or such other nominee as may be requested by the Depositary. The Depositary's practice is to credit direct participants' accounts upon the Depositary's receipt of funds and corresponding detail information from us or any agent of ours, on the date payable in accordance with their respective holdings shown on the Depositary's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of the Depositary or its nominee, the trustee, any agent of ours, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of redemption proceeds, distributions, and dividend payments to Cede & Co. or such other nominee as may be requested by the Depositary is the responsibility of us or of any paying agent of ours, disbursement of such payments to direct participants will be the responsibility of the Depositary, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

     The Depositary may discontinue providing its services as depositary with respect to the securities at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depositary is not obtained by us within 90 days, security certificates are required to be printed and delivered. See "Forms of Securities--Global Securities" in the prospectus.

     We may decide to discontinue use of the system of book-entry transfers through the Depositary or any successor depositary. We understand, however, that under its current practices, the Depositary would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. See "Forms of Securities--Global Securities" in the prospectus.

     According to the Depositary, the foregoing information relating to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     The information in this section concerning the Depositary and Depositary's book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof. The Depositary may change or discontinue the foregoing procedures at any time.


           SERIES F NOTES AND SERIES F UNITS OFFERED ON A GLOBAL BASIS

     If we offer any of the securities under our Series F Program on a global basis, we will so specify in the applicable pricing supplement. The additional information contained in this section under "--Book-Entry, Delivery and Form" and "--Global Clearance and Settlement Procedures" will apply to every offering on a global basis. The additional provisions described under "--Tax Redemption" and "--Payment of Additional Amounts" will apply to securities offered on a global basis only if we so specify in the applicable pricing supplement.

Book-Entry, Delivery and Form

     The securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., the Depositary's nominee. Beneficial interests in the registered global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the registered global securities held by the Depositary through Clearstream, Luxembourg or the Euroclear operator if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and the Euroclear operator will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and the Euroclear operator's names on the books of their respective depositaries, which in turn will hold interests in the registered global securities in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream, Luxembourg, and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear operator. We refer to each of Citibank, N.A. and JPMorgan Chase Bank, N.A., acting in this depositary capacity, as the "U.S. depositary" for the relevant clearing system. Except as set forth below, the registered global securities may be transferred, in whole but not in part, only to the Depositary, another nominee of the Depositary or to a successor of the Depositary or its nominee.

     Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers, "Clearstream, Luxembourg customers," and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities. Clearstream,

Luxembourg provides to Clearstream, Luxembourg customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg customer. Clearstream, Luxembourg has established an electronic bridge with the Euroclear operator to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear operator.

     Distributions with respect to the securities held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

     The Euroclear operator advises that the Euroclear System was created in 1968 to hold securities for its participants, "Euroclear participants," and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by the Euroclear operator, a bank incorporated under the laws of the Kingdom of Belgium. The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

     The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

     The Euroclear operator provides Euroclear participants with, among other things, safekeeping, administration, clearance and settlement, securities lending and borrowing and related services.

     Non-participants of Euroclear may acquire, hold and transfer book-entry interests in securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

     Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively, the "terms and conditions." The terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

     Distributions with respect to the securities held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for the Euroclear operator.

     Although the Euroclear operator has agreed to the procedures provided below in order to facilitate transfers of securities among Euroclear participants and between Euroclear participants and participants of other intermediaries, it is under no obligation to perform or continue to perform in accordance with such procedures, and such procedures may be modified or discontinued at any time.

     Investors electing to acquire securities through an account with the Euroclear operator or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of securities. Investors electing to acquire, hold or transfer securities through an account with the Euroclear operator or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions of such securities.

     Investors who are Euroclear participants may acquire, hold or transfer interests in securities by book-entry to accounts with the Euroclear operator. Investors who are not Euroclear participants may acquire, hold or transfer interests in securities by book-entry to accounts with a securities intermediary who holds a book-entry interest in these securities through accounts with Euroclear.

     The Euroclear operator further advises that investors that acquire, hold and transfer interests in securities by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between their intermediary and each other intermediary, if any, standing between themselves and the securities.

     The Euroclear operator further advises that, under Belgian law, investors that are credited with securities on the records of the Euroclear operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear operator. If the Euroclear operator does not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with interests in securities of that type on the Euroclear operator's records, all participants having an amount of interests in securities of that type credited to their accounts with the Euroclear operator will have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

     Under Belgian law, the Euroclear operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with those interests in securities on its records.

     Individual certificates in respect of the securities will not be issued in exchange for the registered global securities, except in very limited circumstances. If the Depositary notifies us that it is unwilling or unable to continue as a clearing system in connection with the registered global securities or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving that notice from the Depositary or upon becoming aware that the Depositary is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the securities represented by registered global securities upon delivery of those registered global securities for cancellation.

     Title to book-entry interests in the securities will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, the Euroclear operator or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within Clearstream, Luxembourg and within the Euroclear System and between Clearstream, Luxembourg and the Euroclear System in accordance with procedures established for these purposes by Clearstream, Luxembourg and the Euroclear operator. Book-entry interests in the securities may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the securities among Clearstream, Luxembourg and the Euroclear operator and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, the Euroclear operator and the Depositary.

     A further description of the Depositary's procedures with respect to the registered global securities is set forth in this prospectus supplement under "The Depositary." The Depositary has confirmed to us, the agents and each trustee that it intends to follow those procedures.

Global Clearance and Settlement Procedures

     Initial settlement for the securities offered on a global basis will be made in immediately available funds. Secondary market trading between the Depositary's participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the securities to or receiving interests in the securities from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

     Because of time-zone differences, credits of interests in the securities received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a Depositary participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Credits of interests or any transactions involving interests in the securities received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a Depositary participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on the business day following the Depositary settlement date. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of interests in the securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

     Although the Depositary, Clearstream, Luxembourg and the Euroclear operator have agreed to the foregoing procedures in order to facilitate transfers of interests in the securities among participants of the Depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

Tax Redemption

     If specified in the applicable pricing supplement, we may redeem, in whole but not in part, any of the securities under our Series F Program offered on a global basis at our option at any time prior to maturity, upon the giving of a notice of tax redemption as described below, at a redemption price equal to 100% of the principal amount of those securities, except as otherwise specified in the applicable pricing supplement, together with accrued interest to the date fixed for redemption, if we determine that, as a result of any change in or amendment to the laws, or any regulations or rulings promulgated thereunder, of the United States or of any political subdivision or taxing authority of or in the United States affecting taxation, or any change in official position regarding the application or interpretation of those laws, regulations or rulings, which change or amendment becomes effective on or after the date of the applicable pricing supplement, we have or will become obligated to pay additional amounts, as defined below under "--Payment of Additional Amounts", with respect to any of those securities as described below under "--Payment of Additional Amounts." See "Description of Notes--Exchangeable Notes--Payments upon Acceleration of Maturity or upon Tax Redemption." Prior to the giving of any notice of tax redemption pursuant to this paragraph, we will deliver to the trustee:

     o a certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

     o an opinion of independent legal counsel satisfactory to the trustee to the effect that we are entitled to effect the redemption based on the statement of facts set forth in the certificate;

provided that no notice of tax redemption shall be given earlier than 60 days prior to the earliest date on which we would be obligated to pay the additional amounts if a payment in respect of the securities were then due.

     Notice of tax redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice. Notice will be given in accordance with "--Notices" below.

Payment of Additional Amounts

     If specified in the applicable pricing supplement, we will, with respect to any of the securities under our Series F Program offered on a global basis and subject to certain exceptions and limitations set forth below, pay any additional amounts, the "additional amounts," to the beneficial owner of any security who is a United States Alien as may be necessary in order that every net payment of the principal of and interest on such security and any other amounts payable on such security, after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of the payment by the United States, or any political subdivision or taxing authority of or in the United States, will not be less than the amount provided for in such security to be then due and payable.

     We will not, however, make any payment of additional amounts to any beneficial owner who is a United States Alien for or on account of:

     o any present or future tax, assessment or other governmental charge that would not have been so imposed but for

          o the existence of any present or former connection between the beneficial owner of such security, or between a fiduciary, settlor, beneficiary, member or shareholder of the beneficial owner, if the beneficial owner is an estate, a trust, a partnership or a corporation for United States federal income tax purposes, and the United States, including, without limitation, the beneficial owner, or the fiduciary, settlor, beneficiary, member or shareholder, being or having been a citizen or resident of the United States or being or having been engaged in a trade or business or present in the United States or having, or having had, a permanent establishment in the United States; or

          o the presentation by or on behalf of the beneficial owner of such security for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment of such security is duly provided for, whichever occurs later;

     o any estate, inheritance, gift, sales, transfer, excise or personal property tax or any similar tax, assessment or governmental charge;

     o any tax, assessment or other governmental charge imposed by reason of the beneficial owner's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization or a bank receiving interest under Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended;

     o any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of such security;

     o any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, such security, if payment can be made without withholding by at least one other paying agent;

     o any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of such security, if compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority of or in the United States as a precondition to relief or exemption from the tax, assessment or other governmental charge;

     o any tax, assessment or other governmental charge imposed by reason of the beneficial owner's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote or as a direct or indirect subsidiary of ours; or

     o    any combination of the items listed above.

In addition, we will not be required to make any payment of additional amounts with respect to any security presented for payment:

     o where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings; or

     o by or on behalf of a beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant security to another paying agent in a member state of the European Union.

Nor will we pay additional amounts with respect to any payment on a security to a United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of the United States (or any political subdivision of the United States) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional amounts had the beneficiary, settlor, member or beneficial owner held its interest in such security directly.

     As used in this prospectus supplement, the term "United States Alien" means any person who is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

Notices

     Notices to holders of the securities will be given by mailing the notices to each holder by first class mail, postage prepaid, at the respective address of each holder as that address appears upon our books. Notices given to the Depositary, as holder of the registered global securities, will be passed on to the beneficial owners of the securities in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants, including Clearstream, Luxembourg and the Euroclear operator.

     See also "Plan of Distribution--Series F Notes and Series F Units Offered on a Global Basis."


                         UNITED STATES FEDERAL TAXATION

     In the opinion of Sidley Austin Brown & Wood LLP, counsel to Morgan Stanley, the following summary accurately describes the principal United States federal income tax consequences of ownership and disposition of the notes and of units consisting of notes, warrants or purchase contracts. This summary is based on the Internal Revenue Code of 1986, which we refer to as the "Code," and existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. Except as specifically set forth in this section, this summary deals only with notes and units purchased by a United States holder, as defined below, on original issuance and held as capital assets within the meaning of section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances or to holders subject to special rules, such as persons other than United States holders, insurance companies, banks, tax-exempt organizations, dealers in securities or foreign currencies, traders in securities that elect the mark-to-market method of accounting, persons holding the notes or units as part of a hedging transaction, "straddle," conversion transaction, or other integrated transaction, or United States holders whose functional currency, as defined in section 985 of the Code, is not the U.S. dollar. Persons considering the purchase of the notes or units should consult with their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

     You should consult the applicable pricing supplement for any additional discussion regarding United States federal taxation with respect to the specific securities offered thereunder.

     As used in this section, the term "United States holder" means a beneficial owner of a note or unit who or that is:

     o a citizen or resident of the United States for United States federal income tax purposes;

     o a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

     o an estate the income of which is subject to United States federal income taxation regardless of its source; or

     o    a trust if both:

          o a United States court is able to exercise primary supervision over the administration of the trust; and

          o one or more United States persons have the authority to control all substantial decisions of the trust.

In addition, some trusts treated as United States persons before August 20, 1996 that elect to continue to be so treated to the extent provided in Treasury regulations shall be considered United States persons.

Notes

     Payments of Interest on the Notes

     Unless otherwise specified in the applicable pricing supplement, interest paid on a note, whether in U.S. dollars or in other than U.S. dollars, that is not a discount note, as defined below in "--Discount Notes," or an exchangeable note, will generally be taxable to a United States holder as ordinary interest income at the time it accrues or is received, in accordance with the United States holder's regular method of tax accounting.

     Special rules governing the treatment of interest paid with respect to discount notes, including notes that pay interest annually and are issued less than 15 calendar days before an interest payment date, notes that mature one year or less from their date of issuance and notes issued for an amount less than their stated redemption price at maturity, are described under "--Discount Notes" below. Special rules governing the treatment of interest paid with respect to exchangeable notes are described under "--Optionally Exchangeable Notes" and "--Mandatorily Exchangeable Notes" below.

     Discount Notes

     The following discussion is a summary of the principal United States federal income tax consequences of the ownership and disposition of discount notes by United States holders. Additional rules applicable to discount notes that are denominated in a specified currency other than the U.S. dollar, or have payments of interest or principal determined by reference to the value of one or more currencies or currency units other than the U.S. dollar, are described under "--Foreign Currency Notes" below.

     In General. A note that has an "issue price" that is less than its "stated redemption price at maturity" will generally be considered to have been issued bearing original issue discount, which we refer to as "OID," for United

States federal income tax purposes and will be referred to as a "discount note." If the difference between the stated redemption price at maturity and the issue price is less than a specified de minimis amount, generally 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity, then the note will not be considered to have OID. The issue price of each note in an issue of notes issued for cash generally will equal the first price at which a substantial amount of those notes is sold to the public, ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The issue price of a note does not change even if part of the issue is subsequently sold at a different price. The stated redemption price at maturity of a note is the total of all payments required to be made under the note other than "qualified stated interest" payments. The term "qualified stated interest" is generally defined as stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate of interest.

     A United States holder of a discount note is required to include qualified stated interest in respect of the note in income at the time it is received or accrued, in accordance with the holder's regular method of accounting.

     In addition, United States holders of discount notes that mature more than one year from the date of issuance will be required to include OID in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to that income, but those holders will not be required to include separately in income cash payments received on those notes, even if denominated as interest, to the extent they do not constitute qualified stated interest. The amount of OID includable in income for a taxable year by a United States holder of a discount note will generally equal the sum of the "daily portions" of the total OID on the discount note for each day during the taxable year in which that holder held the discount note, which we refer to as "accrued OID." Generally, the daily portion of OID is determined by allocating to each day in any "accrual period" a ratable portion of the OID allocable to that accrual period. The term "accrual period" means an interval of time of one year or less; except that each scheduled payment of principal or interest either occurs on the final day of an accrual period or the first day of an accrual period. The amount of OID allocable to an accrual period is generally equal to the difference between (i) the product of the "adjusted issue price" of the discount note at the beginning of that accrual period and its "yield to maturity" adjusted to reflect the length of the accrual period and (ii) the amount of any qualified stated interest allocable to the accrual period.

     The "adjusted issue price" of a discount note at the beginning of an accrual period will equal the issue price of the discount note plus the amount of OID previously includable in the gross income of any United States holder without reduction for any premium or amortized acquisition premium, as described below under "--Market Discount and Premium," less any prior payments made on the discount note that were not qualified stated interest payments. The "yield to maturity" of the discount note will be computed on the basis of a constant annual interest rate compounded at the end of each accrual period. Under the foregoing rules, United States holders of discount notes will generally be required to include in income increasingly greater amounts of OID in successive accrual periods. Special rules will apply for calculating OID for initial short or final accrual periods.

     Floating Rate Notes. Floating rate notes are subject to special rules whereby a floating rate note will qualify as a "variable rate debt instrument" if

     o its issue price does not exceed the total noncontingent principal payments due under the floating rate note by more than a specified de minimis amount and

     o it provides for stated interest, paid or compounded at least annually, at current values of:

          o    one or more qualified floating rates,

          o    a single fixed rate and one or more qualified floating rates,

          o    a single objective rate, or

          o a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the floating rate note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the floating rate note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the floating rate note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate unless such cap or floor is fixed throughout the term of the note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. If a floating rate note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the floating rate note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a floating rate note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument," and if the interest on a floating rate note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the floating rate note will constitute qualified stated interest and will be taxed accordingly. Thus, a floating rate note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" will generally not be treated as having been issued with original issue discount unless the floating rate note is issued at a "true" discount (i.e., at a price below the floating rate note's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a floating rate note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to

     o in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or

     o in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate note.

     The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

     In general, any other floating rate note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the floating rate note. A floating rate note must be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the floating rate note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the floating rate note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the floating rate note is converted into a fixed rate that reflects the yield that is reasonably expected for the floating rate note. In the case of a floating rate note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the floating rate note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the floating rate note as of the floating rate note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the floating rate note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the floating rate note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a United States holder of the floating rate note will account for such original issue discount and qualified stated interest as if the United States holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the floating rate note during the accrual period.

     If a floating rate note does not qualify as a "variable rate debt instrument," then the floating rate note would be treated as a contingent payment debt instrument. For a description of the treatment of contingent payment debt instruments, see discussion under "--Notes--Optionally Exchangeable Notes" below.

     Discount Notes with Other Terms. Notes that pay interest annually and are issued less than 15 calendar days before an interest payment date may be treated as discount notes. United States holders intending to purchase those notes should refer to the applicable pricing supplement.

     Discount notes may be redeemable prior to maturity at our option, which we refer to as a "call option," and/or repayable prior to maturity at the option of the holder, which we refer to as a "put option." Discount notes containing either or both of these features may be subject to rules that differ from the general rules discussed above. Holders intending to purchase discount notes with either or both of these features should carefully examine the applicable pricing supplement and should consult with their own tax advisors with respect to either or both of these features since the tax consequences with respect to OID will depend, in part, on the particular terms and the particular features of the purchased note.

     No payment of interest on a note that matures one year or less from its date of issuance will be considered qualified stated interest and accordingly that note will be treated as a discount note.

     In general, a United States holder that uses the cash method of tax accounting and that holds a discount note that matures one year or less from the date of its issuance, which we refer to as a "short-term discount note," is not required to accrue OID for United States federal income tax purposes unless the holder elects to do so. United States holders that report income for United States federal income tax purposes on the accrual method and other holders, including banks and dealers in securities, are required to include OID, or alternatively acquisition discount, on those short-term discount notes on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding. In the case of a United States holder that is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange or retirement of a short-term discount note will be ordinary interest income to the extent of the OID accrued on a straight-line basis or, if elected by the holder, under the constant yield method through the date of sale, exchange or retirement. In addition, non-electing United States holders that are not subject to the current inclusion requirement described in the second sentence of this paragraph may be required to defer the deduction of all or a portion of any interest paid on indebtedness incurred to purchase short-term discount notes until OID is included in the holder's income.

     If the amount of OID with respect to a note is less than the specified de minimis amount, generally 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity, the amount of OID is treated as zero and all stated interest is treated as qualified stated interest. A United States holder will be required to treat any stated principal payment on a note as capital gain to the extent of the product of the total amount of de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the note.

     Election to Treat All Interest as OID. United States holders generally are permitted to elect to include all interest on a note using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election cannot be revoked without the approval of the Internal Revenue Service. Special rules apply to elections made with respect to notes with amortizable bond premium or market discount and United States holders considering this election should consult their own tax advisors.

     Market Discount and Premium

     If a United States holder purchases a note (other than a discount note or an exchangeable note) for an amount that is less than its issue price, or if a subsequent purchaser purchases a note for an amount that is less than its stated redemption price at maturity (or, in the case of a discount note, its adjusted issue price as of the purchase date), the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless this difference is less than a specified de minimis amount.

     Under the market discount rules of the Code, a United States holder will be required to treat any partial principal payment or, in the case of a discount note, any payment that does not constitute qualified stated interest, on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

     o    the amount of the payment or realized gain, or

     o the market discount that has not previously been included in income and is treated as having accrued on the note at the time of payment or disposition.

If the note is disposed of in a nontaxable transaction, other than a nonrecognition transaction described in Code section 1276(c), the amount of gain realized on the disposition for purposes of the market discount rules will be determined as if the holder had sold the note at its then fair market value. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the United States holder elects to accrue on the basis of a constant interest rate.

     A United States holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note until the maturity of the note or its earlier disposition, except for certain nonrecognition transactions. A United States holder may elect to include market discount in income currently as it accrues, on either a ratable or a constant interest rate basis, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of cash payments on the note and regarding the deferral of interest deductions will not apply. Generally, this currently included market discount is treated as ordinary interest. The election will apply to all debt instruments acquired by the United States holder on or after the first day of the first taxable year to which that election applies and may be revoked only with the consent of the Internal Revenue Service.

     A United States holder that purchases a discount note for an amount that is greater than its adjusted issue price as of the purchase date, but less than or equal to the sum of all amounts payable on the discount note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the note at an "acquisition premium" within the meaning of the Code. Under the acquisition premium rules, the amount of OID which the holder must include in its gross income with respect to the discount note for any taxable year, or for the part of a taxable year in which the United States holder holds the discount note, will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     A United States holder that purchases a discount note for an amount that is greater than the sum of all amounts payable on the note after the purchase date, other than qualified stated interest, will be considered to have purchased that note at a "premium" within the meaning of the OID regulations. In that case, the holder is not required to include any OID in gross income.

     If a United States holder purchases a note, other than an exchangeable note, for an amount that is greater than the amount payable at maturity, or the amount payable on the earlier call date, in the case of a note that is redeemable at our option, that holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to that excess, and may elect, in accordance with applicable Code provisions, to amortize this premium, using a constant yield method over the remaining term of the note and to offset interest otherwise required to be included in income in respect of the note during any taxable year by the amortized amount of that excess for the taxable year. However, if the note may be optionally redeemed after the United States holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply that could result in a deferral of the amortization of some amortizable bond premium until later in the term of the note. Any election to amortize bond premium applies to all debt instruments acquired by the United States holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service.

     Sale, Exchange or Retirement of the Notes

     Upon the sale, exchange or retirement of a note, a United States holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States holder's adjusted tax basis in the note. For these purposes, the amount realized on the sale, exchange or retirement of a note, other than an exchangeable note, does not include any amount attributable to accrued interest or, in the case of a discount note, accrued qualified stated interest, which will be taxable as interest unless previously taken into account. A United States holder's adjusted tax basis in a note, other than an exchangeable note, generally will equal the cost of the note to that holder, increased by the amounts of any market discount, OID and de minimis OID previously included in income by the holder with respect to the note and reduced by any amortized bond premium and any principal payments received by the United States holder and, in the case of a discount note, by the amounts of any other payments that do not constitute qualified stated interest.

     Subject to the discussion under "Foreign Currency Notes" and "Optionally Exchangeable Notes" below, gain or loss recognized on the sale, exchange or retirement of a note will be capital gain or loss, except to the extent of any accrued market discount or, in the case of a short-term discount note, any accrued OID which the United States holder has not previously included in income, and will generally be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

     A United States holder generally will not recognize gain or loss upon the election or revocation of the election or failure to elect to terminate the automatic extension of maturity of a renewable note.

     Foreign Currency Notes

     The following discussion summarizes the principal United States federal income tax consequences to a United States holder of the ownership and disposition of notes, other than currency-linked notes, that are denominated in a specified currency other than the U.S. dollar or the payments of interest or principal on which are payable in one or more currencies or currency units other than the U.S. dollar, which we refer to as "foreign currency notes." The United States federal income tax consequences to a United States holder of the ownership and disposition of currency-linked notes will be discussed in the applicable pricing supplement.

     The rules discussed below will generally not apply to a United States holder that enters into a "qualified hedging transaction." A qualified hedging transaction is an integrated economic transaction consisting of a qualifying debt instrument, such as a foreign currency note, and a "section 1.988-5(a) hedge," as defined in section 1.988-5(a)(4) of the Treasury regulations. Generally, an integrated economic transaction, if identified as an integrated economic transaction by either the United States holder or the Internal Revenue Service, is treated as a single transaction for United States federal income tax purposes, the effect of which is to treat a holder as owning a synthetic debt instrument that is subject to rules applicable to discount notes. The rules with respect to a qualified hedging transaction are extremely complex and special rules may apply in certain circumstances, and persons that are considering hedging the currency risk are urged to consult with their own tax advisors with respect to the application of these rules.

     A United States holder that uses the cash method of accounting and that receives a payment of qualified stated interest with respect to a foreign currency note will be required to include in income the U.S. dollar value of the foreign currency payment, determined on the date that payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time, and that U.S. dollar value will be the United States holder's tax basis in the foreign currency.

     A United States holder, to the extent the above paragraph is not applicable, will be required to include in income the U.S. dollar value of the amount of interest income, including OID or market discount and reduced by acquisition premium and amortizable bond premium to the extent applicable, that has accrued and is otherwise required to be taken into account with respect to a foreign currency note during an accrual period. The U.S. dollar value of the accrued income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The average rate of exchange for the accrual period, or partial period, is the simple average of the exchange rates for each business day of the period, or other method if this method is reasonably derived and consistently applied. A United States holder may elect to determine the U.S. dollar value of this accrued income by translating the income at the spot rate on the last day of the interest accrual period, or, in the case of a partial accrual period, the spot rate on the last day of the taxable year, or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. The above election will apply to all debt instruments the United States holder holds from year to year and cannot be changed without the consent of the Internal Revenue Service. The United States holder will recognize ordinary income or loss (i.e., exchange gain or loss) with respect to accrued interest income on the date this income is received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payments received, determined on the date this payment is received, in respect of the accrual period and the U.S. dollar value of interest income that has accrued during this accrual period, as determined above.

     A United States holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a foreign currency note equal to the U.S. dollar value of that foreign currency, determined at the time of the sale, exchange or retirement. Any gain or loss realized by a United States holder on a sale or other disposition of foreign currency, including its exchange for U.S. dollars or its use to purchase foreign currency notes, will be ordinary income or loss.

     A United States holder's tax basis in a foreign currency note, and the amount of any subsequent adjustment to the United States holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for the foreign currency note, or of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment. A United States holder that converts U.S. dollars to a foreign currency and immediately uses that currency to purchase a foreign currency note denominated in the same currency ordinarily will not recognize gain or loss in connection with this conversion and purchase. However, a United States holder that purchases a foreign currency note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between the holder's tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency note on the date of purchase. For purposes of determining the amount of any gain or loss recognized by a United States holder on the sale for foreign currency, exchange or retirement of a foreign currency note, the amount realized upon the sale, exchange or retirement will be the U.S. dollar value of the foreign currency received, determined on the date of sale, exchange or retirement.

     Gain or loss realized upon the sale, exchange or retirement of a foreign currency note will be ordinary income or loss to the extent it is attributable to fluctuations in currency exchange rates. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the foreign currency principal amount of that note determined on the date that payment is received or that note is disposed of (plus, in the case of an accrual taxpayer, any payment with respect to accrued interest) and the U.S. dollar value of the foreign currency principal amount of the note determined on the date the United States holder acquired the note (plus, in the case of an accrual taxpayer, the U.S. dollar value of accrued interest received determined by translating that interest at the average exchange rate for the accrual period). The foreign currency principal amount of a foreign currency note generally equals the United States holder's purchase price in units of foreign currency. This foreign currency gain or loss will be recognized only to the extent of the total gain or loss recognized by a United States holder on the sale, exchange or retirement of the foreign currency note.

     The source of exchange gain or loss will be determined by reference to the residence of the holder or the "qualified business unit" of the holder on whose books the note is properly reflected. Any gain or loss recognized by a United States holder in excess of the foreign currency gain or loss will be capital gain or loss, except to the extent of any accrued market discount not previously included in the United States holder's income or, in the case of a short-term discount note, any accrued OID, and generally will be long-term capital gain or loss if the holding period of the foreign currency note exceeds one year. The deductibility of capital losses is subject to limitations.

     Any gain or loss that is treated as ordinary income or loss, as described above, generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the Internal Revenue Service.

     OID, market discount, acquisition premium and amortizable bond premium of a foreign currency note are to be determined in the relevant foreign currency. The amount of the discount that is taken into account currently under general rules applicable to notes other than foreign currency notes is to be determined for any accrual period in the relevant foreign currency and then translated into the United States holder's functional currency on the basis of the average exchange rate in effect during the accrual period. The amount of accrued market discount, other than market discount that is included in income on a current basis, taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of a foreign currency note will be the U.S. dollar value of the accrued market discount determined on the date of receipt of that partial principal payment or upon the sale, exchange, retirement or other disposition.

     Any loss realized on the sale, exchange or retirement of a foreign currency note with amortizable bond premium by a United States holder that has not elected to amortize the premium will be a capital loss to the extent of the bond premium. If this election is made, amortizable bond premium taken into account on a current basis will reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on the amortized bond premium with respect to any period by treating the bond premium amortized in the period as a return of principal.

     Based upon Treasury regulations that are effective for transactions entered into on or after February 14, 2000, a foreign currency note will be considered to be a debt instrument denominated in a hyperinflationary currency if it is denominated in a specified currency of a country in which there is cumulative inflation of at least 100% during the 36 calendar month period preceding the end of the holder's taxable year. Under the finalized regulations, a United States holder that acquires a foreign currency note that is denominated in a hyperinflationary currency generally will recognize gain or loss for its taxable year determined by reference to the change in exchange rates between the first day of the taxable year, or the date the note was acquired, if later, and the last day of the taxable year or the date the note was disposed of, if earlier. This gain or loss will reduce or increase the amount of interest income otherwise required to be taken into account. Special rules apply to the extent the loss exceeds the amount of interest income otherwise taken into account.

     Pursuant to recently enacted Treasury regulations (the "Disclosure Regulations"), any taxpayer that has participated in a "reportable transaction" and that is required to file a United States federal income tax return must generally attach a disclosure statement disclosing such taxpayer's participation in the reportable transaction to the taxpayer's tax return for each taxable year for which the taxpayer participates in the reportable transaction. The Disclosure Regulations provide that, in addition to certain other transactions, a "loss transaction" constitutes a "reportable transaction." A "loss transaction" is any transaction resulting in the taxpayer claiming a loss under section 165 of the Code in an amount equal to or in excess of certain threshold amounts. The Disclosure Regulations specifically provide that a loss resulting from a "section 988 transaction" will constitute a section 165 loss. In general, a foreign currency note will be subject to the rules governing foreign currency exchange gain or loss. Therefore, any loss realized with respect to a foreign currency note will constitute a section 988 transaction. Based upon the foregoing, in the absence of future administrative pronouncements to the contrary, a holder of foreign currency notes that recognizes exchange loss with respect to the foreign currency notes in an amount that exceeds the loss threshold amount applicable to such holder may be required to file a disclosure statement (i.e., Internal Revenue Service Form 8886 or substitute form) as an attachment to the holder's tax return for the first taxable year in which the threshold amount is reached and to any subsequent tax return that reflects any amount of such section 165 loss realized with respect to the foreign currency note.

     Optionally Exchangeable Notes

     The following discussion summarizes the principal United States federal income tax consequences to a United States holder of the ownership and disposition of optionally exchangeable notes.

     Unless otherwise noted in the applicable pricing supplement, optionally exchangeable notes will be treated as "contingent payment debt instruments" for United States federal income tax purposes. As a result, the optionally exchangeable notes will generally be subject to the OID provisions of the Code and the Treasury regulations issued thereunder and a United States holder will be required to accrue interest income on the optionally exchangeable notes as set forth below.

     At the time the optionally exchangeable notes are issued, we will be required to determine a "comparable yield" for the optionally exchangeable notes that takes into account the yield at which we could issue a fixed rate debt instrument with terms similar to those of the optionally exchangeable notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for liquidity or the riskiness of the contingencies with respect to the optionally exchangeable notes. The comparable yield may be greater than or less than the stated interest rate, if any, with respect to the optionally exchangeable notes.

     Solely for purposes of determining the amount of interest income that a United States holder will be required to accrue, we will be required to construct a "projected payment schedule" in respect of the optionally exchangeable notes representing a series of payments the amount and timing of which would produce a yield to maturity on the optionally exchangeable notes equal to the comparable yield. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that the optionally exchangeable notes will pay. For United States federal income tax purposes, a United States holder is required to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of an optionally exchangeable note, unless the United States holder timely discloses and justifies the use of other estimates to the Internal Revenue Service.

     Based on the comparable yield and the issue price of the optionally exchangeable notes, a United States holder of an optionally exchangeable note, regardless of accounting method, will be required to accrue as OID the sum of the daily portions of interest on the optionally exchangeable note for each day in the taxable year on which the holder held the optionally exchangeable note, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the optionally exchangeable note as set forth below. The daily portions of interest in respect of an optionally exchangeable note are determined by allocating to each day in an accrual period the ratable portion of interest on the optionally exchangeable note that accrues in the accrual period. The amount of interest on an optionally exchangeable note that accrues in an accrual period is the product of the comparable yield on the optionally exchangeable note, adjusted to reflect the length of the accrual period, and the adjusted issue price of the optionally exchangeable note. The adjusted issue price of an optionally exchangeable note at the beginning of the first accrual period will equal its issue price and for any accrual period after the first accrual period will be (i) the sum of the issue price of the optionally exchangeable note and any interest previously accrued on the optionally exchangeable note by a holder, disregarding any positive or negative adjustments (as discussed below), minus (ii) the amount of any projected payments on the optionally exchangeable note for previous accrual periods.

     A United States holder will be required to recognize interest income equal to the amount of any net positive adjustment, i.e., the excess of actual payments over projected payments, in respect of an optionally exchangeable note for a taxable year. A net negative adjustment, i.e., the excess of projected payments over actual payments, in respect of an optionally exchangeable note for a taxable year:

     o will first reduce the amount of interest in respect of the optionally exchangeable note that a United States holder would otherwise be required to include in income in the taxable year; and

     o to the extent of any excess, will give rise to an ordinary loss equal to that portion of this excess as does not exceed the excess of:

          o the amount of all previous interest inclusions under the optionally exchangeable note over

          o the total amount of the United States holder's net negative adjustments treated as ordinary loss on the exchangeable note in prior taxable years.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under section 67 of the Code. Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the optionally exchangeable note or to reduce the amount realized on a sale, exchange or retirement of the optionally exchangeable note. Where a United States holder purchases an optionally exchangeable note at a price other than the issue price of the note, the difference between the purchase price and the issue price must be reasonably allocated to the daily portions of interest or projected payments with respect to the optionally exchangeable note over its remaining term and treated as a positive or negative adjustment, as the case may be, with respect to each period to which it is allocated.

     Upon a sale, exchange or retirement of an optionally exchangeable note, a United States holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder's tax basis in the optionally exchangeable note. If we deliver property, other than cash, to a holder in retirement of an optionally exchangeable note, the amount realized will equal the fair market value of the property, determined at the time of retirement, plus the amount of cash, if any, received in lieu of property. A United States holder's tax basis in an optionally exchangeable note will equal the cost of the note, increased by the amount of interest income previously accrued by the holder in respect of the optionally exchangeable note, disregarding any positive or negative adjustments, and decreased by the amount of all prior projected payments in respect of the optionally exchangeable note. A United States holder generally will treat any gain as interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses, and the balance as capital loss.

     A United States holder will have a tax basis in any property, other than cash, received upon the retirement of an optionally exchangeable note equal to the fair market value of the property, determined at the time of retirement. Any gain or loss realized by a United States holder on a sale or exchange of the property will generally be capital gain or loss and will generally be long-term capital gain or loss if the sale or exchange occurs more than one year after the retirement of the exchangeable note. The deductibility of capital losses is subject to limitations.

     Mandatorily Exchangeable Notes

     Under current United States federal income tax law, it is unclear how a mandatorily exchangeable note will be treated. Prospective purchasers of mandatorily exchangeable notes are urged to review the applicable pricing supplement and consult with their own tax advisors.

     Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

     The United States federal income tax consequences to a United States holder of the ownership and disposition of notes that have principal or interest determined by reference to commodity prices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices will vary depending upon the exact terms of the notes and related factors. Unless otherwise noted in the applicable pricing supplement, these notes will be subject to the same United States federal income tax treatment as optionally exchangeable notes.

Units

     The following discussion addresses the treatment of a unit consisting of:

     o a note and one or more warrants entitling the holder of this unit to purchase securities of an entity not affiliated with us, a basket of those securities, an index or indices of the securities or any combination of the above or commodities, which we refer to as a "warrant unit," or

     o a note and one or more purchase contracts requiring the holder of this unit to purchase securities of an entity not affiliated with us, a basket of those securities, an index or indices of the securities or any combination of the above or commodities, which we refer to as a "purchase unit."

Other units and certain warrant units and purchase units with special terms and conditions may be subject to United States federal income tax consequences that differ from those described below. United States holders intending to purchase these units should refer to the discussion relating to United States federal income taxation in the applicable pricing supplement.

     Warrant Units

     While not free from doubt, based on certain representations made by us, it is the opinion of Sidley Austin Brown & Wood LLP that, in the case of a warrant unit, the note and the warrants comprising the warrant unit should be treated as separate instruments and, pursuant to the terms of the unit agreement, Morgan Stanley and each United States holder will be obligated, in the absence of an applicable administrative ruling or judicial determination to the contrary, to follow this treatment. Except as otherwise stated, the following discussion assumes that the notes and warrants comprising warrant units will be respected as separate instruments. Under this treatment, the issue price of the warrant unit, determined in a similar manner as the issue price of a note, will be allocated between the note and the warrants based on their relative fair market values. This allocation will be set forth in the applicable pricing supplement and will be based on our judgment as to the relative value of the note and the warrants at the time of original issue. No assurance can be given, however, that the Internal Revenue Service will not challenge our allocation. Unless otherwise noted in the applicable pricing supplement, the note component of a warrant unit will be treated as having been issued with OID.

     Our determination of the issue price of a note and one or more warrants comprising a warrant unit will be binding on a holder of the warrant unit, unless a holder discloses the use of a different allocation on a statement attached to the holder's federal income tax return for the taxable year that includes the acquisition date of the warrant unit. If a holder acquires a warrant unit at a price different from that on which our allocation is based, this holder may be treated as having acquired the note component of the warrant unit for an amount greater or less than the amount allocated to the note by us as set forth above, potentially resulting in "acquisition premium" or "market discount."

     Upon the exercise of a warrant, a United States holder will not recognize gain or loss, except with respect to cash, if any, received on exercise, and will have a tax basis in the property acquired pursuant to exercise equal to the holder's tax basis in the warrant, as described above, plus the exercise price of the warrant. The holding period for any property so acquired will commence on the day after the date of exercise of the warrant. If any cash is received in lieu of the right to receive a fractional interest in property pursuant to a warrant, a United States holder will recognize gain or loss the amount and character of which will be determined as if the holder had received property and then immediately sold it for cash. If cash is received in full settlement of the right to receive property pursuant to a warrant, a United States holder will recognize gain or loss in the same manner as on a sale or exchange of a warrant as described below. On the sale of property received upon exercise of a warrant, a United States holder will recognize gain or loss equal to the difference between the amount realized upon the sale and the holder's tax basis in the property, which will generally equal the exercise price of the warrant plus the portion of the issue price of the warrant unit that was allocated to the warrant. The gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of sale or exchange, the property was held for more than one year. The deductibility of capital losses is subject to limitations.

     A United States holder of a warrant will recognize gain or loss on the sale or exchange of the warrant, including if the warrant expires unexercised or is settled entirely in cash, in an amount equal to the difference between the amount realized and the holder's tax basis in the warrant, as described above. This gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of sale or exchange, the warrant was held for more than one year. On a sale or exchange of a warrant unit, the amount realized on the sale or exchange will be allocated between the note and the warrants comprising the warrant unit based on the relative fair market values of the note and the warrants.

     Unless otherwise noted in the applicable pricing supplement, a note issued as part of a warrant unit will be taxable in the same manner as if it had been issued separately. See discussion under "--Notes" above.

     It is also possible that a warrant unit could be characterized as a single debt instrument. Under that characterization, the warrant unit would constitute a contingent payment debt instrument and would be subject to the OID provisions of the Code and the Treasury regulations issued thereunder. For a description of the treatment of contingent payment debt instruments, see the discussion under "--Notes--Optionally Exchangeable Notes" above.

     Purchase Unit

     Under current United States federal income tax law, it is unclear whether a purchase unit will be treated, in whole or in part, as a forward contract, as our indebtedness, as one or more options or other derivative instruments, or as a combination thereof. No statutory, judicial or administrative authority definitively addresses the characterization for United States federal income tax purposes of a purchase unit or instruments similar to a purchase unit. As a result, significant aspects of the United States federal income tax treatment of an investment in a purchase unit are uncertain. No ruling has been or will be requested from the Internal Revenue Service with respect to the purchase units and no assurance can be given that the Internal Revenue Service or a court will agree with the analysis set forth in this section. Accordingly, prospective investors in a purchase unit should consult their own tax advisors in determining the tax consequences of investments in the purchase unit in light of their particular circumstances.

     Unless otherwise noted in the applicable pricing supplement, Morgan Stanley and each United States holder, pursuant to the terms of the unit agreement, will be obligated, in the absence of an applicable administrative ruling or judicial determination to the contrary, to treat a note and one or more purchase contracts comprising the purchase unit as separate instruments. Under this characterization, the issue price of the purchase unit, which is determined in a similar manner as the issue price of a note, will be allocated between the note and the purchase contracts based on their relative fair market values. This allocation will be based on our judgment as to the relative value of the note and the purchase contracts at the time of original issue. Unless otherwise noted in the applicable pricing supplement, we will not allocate any of the issue price of a purchase unit to the purchase contracts. No assurance can be given, however, that the Internal Revenue Service will not challenge our allocation. In the event that a portion of the issue price of a purchase unit is allocated to the purchase contracts, the applicable note may be treated as having been issued with OID.

     Our determination of the issue price of a note and one or more purchase contracts comprising a purchase unit will be binding on a holder of the purchase unit, unless the holder discloses the use of a different allocation on a statement attached to that holder's federal income tax return for the taxable year that includes the acquisition date of the purchase unit. If a holder acquires a purchase unit at a price different from that on which our allocation is based, that holder may be treated as having acquired the note component of the purchase unit for an amount greater or less than the amount allocated to the note by us as set forth above, potentially resulting in "acquisition premium" or "market discount."

     In addition, under this characterization of a purchase unit, a United States holder would recognize no gain or loss upon the performance of a purchase contract, other than short-term capital gain or loss with respect to any cash received in lieu of the right to receive a fractional interest in property, in an amount equal to the difference between the cash received in lieu of the property being purchased and the portion of the purchase price paid for the property pursuant to the purchase contract allocable to such fractional interest. A United States holder will generally have a tax basis in the property actually received pursuant to a purchase contract equal to the amount paid therefor. If cash is received in full settlement of the right to receive property pursuant to a purchase contract, a United States holder will recognize gain or loss to the extent that the purchase price under the purchase contract differs from the amount of cash received. For these purposes, the purchase price under a purchase contract generally consists of the portion, if any, of the United States holder's original purchase price for the purchase unit allocated to that purchase contract plus the amount of the additional payment to be made upon performance. We believe that the character of this gain or loss will be determined in the same manner as on a sale or exchange of a purchase contract.

     If a United States holder sells or otherwise disposes of a purchase contract prior to maturity, the holder generally would, under the characterization described above, recognize gain or loss equal to the difference between the amount realized on the sale or other disposition and the United States holder's tax basis in the purchase contract, which generally would be zero, as described above. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the United States holder has held the purchase contract for more than one year at the time of disposition. The deductibility of capital losses is subject to limitations. On a sale or exchange of a purchase unit, the amount realized on the sale or exchange will be allocated between the note and the purchase contracts comprising the purchase unit based on the relative fair market values of the note and the purchase contracts.

     Under the above characterization, a note issued as part of a purchase unit would be taxable in the same manner as if it had been issued separately. See discussion under "--Notes" above.

     Although counsel does not believe that it is more likely, it is possible that a purchase unit would be treated as a single debt instrument, the principal amount of which is wholly dependent upon the future value of the property subject to the purchase contract. In that case, the purchase unit would constitute a contingent payment debt instrument and would be subject to the OID provisions of the Code and the Treasury regulations issued thereunder. For a description of the treatment of contingent payment debt instruments, see discussion under "--Notes--Optionally Exchangeable Notes" above.

     It is also possible that a purchase unit could be characterized in a manner that results in tax consequences different from those described above. Under these alternative characterizations, it is possible, for example, that:

     o a United States holder could be taxed upon the receipt pursuant to the purchase contract of property with a value in excess of the principal amount of the note, rather than upon the sale of property,

     o    gain could be treated as ordinary income, instead of capital gain,

     o a portion of the issue price of the purchase unit could be allocated to the purchase contract and a United States holder could be required to accrue OID equal to that amount, or

     o payments of stated interest could be viewed in part as an option premium or other fee income.

Backup Withholding

     Certain "backup" withholding and information reporting requirements may apply to payments on, and to proceeds of the sale before maturity of, the notes and units. We, our agent, a broker, the relevant trustee or any paying agent, as the case may be, will generally withhold tax at the applicable rate as specified in the Code from any payments to a United States holder that fails to furnish its taxpayer identification number, i.e. social security number or employer identification number, to certify that the holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Some holders, including, among others, corporations, are generally not subject to the backup withholding and information reporting requirements.

     Any amounts withheld under the backup withholding rules from a payment to a United States holder would be allowed as a refund or a credit against the holder's United States federal income tax as long as the required information is furnished to the Internal Revenue Service.

     The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                              PLAN OF DISTRIBUTION

     We are offering the Series F medium-term notes and Series F units on a continuing basis exclusively through Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc., which we refer to individually as an "agent" and together as the "agents," who have agreed to use reasonable efforts to solicit offers to purchase these securities. We will have the sole right to accept offers to purchase these securities and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase securities. Unless otherwise specified in the applicable pricing supplement, we will pay an agent, in connection with sales of these securities resulting from a solicitation that agent made or an offer to purchase that agent received, a commission ranging from .125% to .750% of the initial offering price of the securities to be sold, depending upon the maturity of the securities. We and the agent will negotiate commissions for securities with a maturity of 30 years or greater at the time of sale.

     We may also sell these securities to an agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement. That agent may resell these securities to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the securities it has purchased as principal to other dealers. That agent may sell the securities to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of securities that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

     Each of the agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. We and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for specified expenses.

     We estimate that we will spend approximately $8,601,500 for printing, rating agency, trustee's and legal fees and other expenses allocable to the offering of the Series F medium-term notes, the Series F units and the other securities registered on our shelf registration statement.

     Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these securities on a national securities exchange, but have been advised by the agents that they intend to make a market in these securities or, if separable, any other securities included in units, as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these securities or if separable, any other securities included in any units.

     Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc. are our wholly-owned subsidiaries. The agents will conduct each offering of these securities in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm's distributing the securities of an affiliate. Following the initial distribution of these securities, each agent may offer and sell those securities or, if separable, any other securities included in any units in the course of its business as a broker-dealer. An agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. The agents may use this prospectus supplement in connection with any of those transactions. The agents are not obligated to make a market in any of these securities or any other securities included in units and may discontinue any market-making activities at any time without notice.

     Neither of the agents nor any dealer utilized in the initial offering of these securities will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

     In order to facilitate the offering of these securities, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the agents may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the agents under any overallotment option. The agents can close out a covered short sale by exercising the overallotment option or purchasing these securities in the open market. In determining the source of securities to close out a covered short sale, the agents will consider, among other things, the open market price of these securities compared to the price available under the overallotment option. The agents may also sell these securities or any other securities in excess of the overallotment option, creating a naked short position. The agents must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the agents are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agents may bid for, and purchase, these securities or any other securities in the open market to stabilize the price of these securities or of any other securities. Finally, in any offering of the securities through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the agent repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities. Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities. The agents are not required to engage in these activities, and may end any of these activities at any time.

     Concurrently with the offering of these securities through the agents, we may issue other debt securities under the indentures referred to in this prospectus supplement or other units similar to those described in this prospectus supplement. Those debt securities may include medium-term notes and units under our Series G and Series H prospectus supplement. We refer to those notes as "Euro medium-term notes" and those units as "Euro units." The Euro medium-term notes and Euro units may have terms substantially similar to the terms of the securities offered under this prospectus supplement. The Euro medium-term notes and Euro units may be offered concurrently with the offering of these securities, on a continuing basis outside the United States by us, under a distribution agreement with Morgan Stanley & Co. International Limited, as agent for us. The terms of that distribution agreement, which we refer to as the Euro Distribution Agreement, are substantially similar to the terms of the distribution agreement for a U.S. offering, except for selling restrictions specified in the Euro Distribution Agreement. Any Euro medium-term note or Euro unit sold under the Euro Distribution Agreement, and any debt securities or pre-paid purchase contracts issued by us under the indentures, any preferred stock, warrants or purchase contracts issued by us, common stock sold by us in a public offering or capital securities issued by a trust created by us will reduce the aggregate offering price of the securities that may be offered under this prospectus supplement, any pricing supplement and the accompanying prospectus.

Series F Notes and Series F Units Offered on a Global Basis

     If the applicable pricing supplement indicates that any of our Series F medium-term notes or Series F units will be offered on a global basis, those registered global securities will be offered for sale in those jurisdictions outside of the United States where it is legal to make offers for sale of those securities.

     Each of the agents has represented and agreed, and any other agent through which we may offer any Series F medium-term notes or Series F units on a global basis will represent and agree, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes the applicable pricing supplement, this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities, and we shall not have responsibility for the agent's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

     With respect to sales in any jurisdictions outside of the United States of such securities offered on a global basis, purchasers of any such securities may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

                                  LEGAL MATTERS

     The validity of the notes, the units and any securities included in the units will be passed upon for Morgan Stanley by Sidley Austin Brown & Wood LLP or other counsel who is satisfactory to the agents and who may be an officer of Morgan Stanley. Davis Polk & Wardwell will pass upon some legal matters relating to the notes, units and any securities included in the units for the agents. Davis Polk & Wardwell has in the past represented Morgan Stanley and continues to represent Morgan Stanley on a regular basis and in a variety of matters, including in connection with its private equity and leveraged capital activities.